CREDIT AGREEMENT

DATED AS OF OCTOBER 10, 2007

FORWARD AIR CORPORATION

AND CERTAIN OF ITS SUBSIDIARIES

and

WACHOVIA BANK, NATIONAL ASSOCIATION

Article I			1
1.	DEFINITIONS		1
	1.1	Defined Terms	1
	1.2	Accounting Terms	22
	1.3	UCC Terms	22
	1.4	Construction of Terms	22
	1.5	Computation of Time Periods	22
	1.6	Computation of Margin and Financial Covenants	23
	1.7	Reference to Borrower Parties and Bank Parties	23
	1.8	Wachovia Swap Documents	23
	1.9	Bank as Agent for Other Bank Parties	23
	1.10	Appointment of Borrower as Agent for Other Borrower Parties	23
Article II			24
2.	THE LINE OF CREDIT LOAN		24
	2.1	General Terms	24
	2.2	Disbursement of the Line of Credit Loan	24
	2.3	The Line of Credit Note	25
	2.4	Interest Rate	25
	2.5	Payments of Principal and Interest	25
	2.6	Use of Proceeds	25
Article III			25
3.	LETTERS OF CREDIT		26
	3.1	Issuance of Letters of Credit	26
	3.2	Reimbursement and Other Payments	26
Article IV			27
4.	PAYMENTS, ADDITIONAL COSTS, ETC.		27
	4.1	Payment to Bank	27
	4.2	Late Payments	27
	4.3	Prepayments	27
	4.4	Default Rate	28
	4.5	No Setoff or Deduction	28
	4.6	Payment on Non-Business Day; Payment Computations	28
	4.7	Indemnification	28
	4.8	360-Day Year	29
	4.9	No Requirement to Actually Obtain Funds	29
	4.10	Usury Limitation	29
	4.11	Termination of and Reduction in Line of Credit Loan Amount	29
Article V			29
5.	CONDITIONS PRECEDENT		29
	5.1	Documents Required for the Closing	29
	5.2	Certain Events Required for Closing and for all Advances	30
	5.3	Election to Make Advances Prior to Satisfaction of Conditions Precedent	31

i

Article VI			31
6.	REPRESENTATIONS AND WARRANTIES		31
	6.1	Existence	31
	6.2	Authority	31
	6.3	Members of Borrower Consolidated Group	31
	6.4	Material Contracts	32
	6.5	Consents or Approvals	32
	6.6	Violations or Actions Pending	32
	6.7	Affiliates	32
	6.8	Existing Indebtedness	32
	6.9	Material Contracts	32
	6.10	Tax Returns	32
	6.11	Financial Statements	33
	6.12	Good and Marketable Title	33
	6.13	Solvency	33
	6.14	ERISA	33
	6.15	Patents, Copyrights, Etc	33
	6.16	Accuracy of Documents	33
	6.17	Environmental Matters	34
	6.18	Full Disclosure	34
	6.19	Regulated Industries	34
	6.20	Insurance	34
	6.21	Continuing Effectiveness	34
Article VII			34
7.	COVENANTS		34
	7.1	Affirmative Covenants	34
	7.2	Negative Covenants	39
	7.3	Financial Covenants	40
	7.4	Insurance Covenants	41
	7.5	Filing Fees and Taxes	41
	7.6	Further Assurances	41
Article VIII			41
8.	DEFAULT		41
	8.1	Events of Default	41
	8.2	No Advances After Default	43
	8.3	Acceleration	43
	8.4	General Remedies	43
	8.5	Right of Set-Off	43
	8.6	Additional Remedies	44
	8.7	No Limitation on Rights and Remedies	45
	8.8	Application of Proceeds	45
	8.9	Default Costs	45
Article IX			45
9.	MISCELLANEOUS		45
	9.1	Construction	45
	9.2	Indemnity	46
	9.3	Bank's Consent	46
	9.4	Enforcement and Waiver by Bank	46
	9.5	No Representation, Assumption, or Duty	46

ii

	9.6	Expenses of Bank	46
	9.7	Attorneys' Fees	47
	9.8	Exclusiveness	47
	9.9	Waiver of Punitive Damages	47
	9.10	Waiver and Release	47
	9.11	Limitation on Waiver of Notice, Etc	47
	9.12	Additional Costs	48
	9.13	Illegality and Impossibility	48
	9.14	Participations and Assignments by Bank	48
	9.15	Binding Effect, Assignment	49
	9.16	Entire Agreement, Amendments	49
	9.17	Severability	49
	9.18	Headings	49
	9.19	Counterparts	49
	9.20	Seal	49
	9.21	Confidentiality	50
	9.22	Release	50
Article X			51
10.	SUBMISSION TO JURISDICTION, GOVERNING LAW AND NOTICES		51
	10.1	Notices	51
	10.2	Governing Law	52
	10.3	WAIVER OF JURY TRIAL, ETC.	52

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement"), dated as of October 10, 2007, is made by and among FORWARD AIR CORPORATION, a Tennessee corporation (the "Borrower"), FORWARD AIR SYSTEMS TECHNOLOGY, INC., a Tennessee corporation ("FAST"), FORWARD AIR INTERNATIONAL AIRLINES, INC., a Tennessee corporation ("FAIA"), FORWARD AIR, INC., a Tennessee corporation ("FAI"), FAF, INC., a Tennessee corporation ("FAF"), FORWARD AIR SOLUTIONS, INC., a Tennessee corporation ("FASI"), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank").  As used herein, capitalized words and phrases shall have the meanings ascribed thereto in Article I of this Agreement.

W I T N E S S E T H:

WHEREAS, Borrower has requested that Bank extend certain credit to Borrower, and Bank is willing to do so on the condition that, among other things, Borrower Parties enter into this Agreement, and, subject to the terms and conditions of this Agreement, Bank has agreed to extend to Borrower a line of credit loan of up to One Hundred Million and 00/100 Dollars ($100,000,000.00), including a sub-limit for letters of credit of up to Twenty Million and 00/100 Dollars ($20,000,000.00).

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

1.    DEFINITIONS.

1.1           Defined Terms.  As used herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

"Acquisition" means any acquisition (other than an acquisition of Equity Interests of a Borrower Party by another Borrower Party, including redemptions and repurchases), whether in a single transaction or series of related transactions, of (i) any business or division, or all or substantially all of the assets of any Person, whether through purchase, merger or otherwise; or (ii) Equity Interests of any Person of twenty-five percent (25%) or more of the Equity Interests or Voting Power of such Person.

"Adjusted LIBOR Market Index Rate" means an interest rate equal to the sum of (i) the LIBOR Market Index Rate, plus (ii) the Margin.

"Adjusted LIBOR Rate" means, for each respective LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable LIBOR Rate, plus (ii) the Margin.

"Advance" means each loan of money or credit made or extended to or for the benefit of Borrower Party by Bank pursuant to this Agreement.

"Affiliate" means, as to any Person, each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person (and a Person shall be deemed to have control if such Person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of an applicable Person).

"Agreement" means this Credit Agreement, as amended or supplemented from time to time.

"Amortization Expense" means the amortization expense of an applicable Person for an applicable period (to the extent included in the computation of Net Income), according to Generally Accepted Accounting Principles.

"Annualized Rolling Period" means the period from the date one year prior to the applicable date through the applicable date.

"Asset Disposition" means any sale, assignment, transfer or other disposition of any assets, business units or other properties of Borrower Party (including any interests in property or securities).

"Attorneys' Fees" means attorneys' fees actually incurred at ordinary and customary rates.

"Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time.

"Bank" means Wachovia Bank, National Association, a national banking association.

"Bank Parties" means Bank and any Affiliate of Bank that is now or hereafter becomes a party to this Agreement, any other Loan Document or any Wachovia Swap Document.

"Bankruptcy Law" means Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and "Bankruptcy" means the commencement of any case or other action for relief under Bankruptcy Law.

"Borrowed Funds Acquisition Limit" means, at any time, principal indebtedness owing to Bank on the Line of Credit Loan with respect to Advances outstanding for Acquisitions in an amount equal to $50,000,000.00 (as reasonably determined by Bank).

"Borrower" means Forward Air Corporation, a Tennessee corporation.

"Borrower Consolidated Group" means Borrower, each Guarantor, TPI, FACS and each Insignificant Subsidiary (each referred to singularly as a "Member of the Borrower Consolidated Group").

"Borrower Parties" means Borrower and Guarantors.

"Borrower's Representatives" means the president, chief executive officer, chief financial officer, and controller of Borrower, and any other Person designated by Borrower as Borrower's Representatives under this Agreement.

"Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by Law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided that in the case of LIBOR Rate Borrowings such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

"Capital Expenditures" means, without duplication, the sum of (i) all expenditures made by a Person, directly or indirectly for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that should be, in accordance with Generally Accepted Accounting Principles, reflected as additions to property, plant or equipment on a balance sheet of such Person or which have a useful life of more than one year plus (ii) the aggregate principal amount of all Indebtedness (including Capitalized Leases) assumed or incurred in connection with any such expenditures.

"Capitalization" means, with respect to an applicable Person at an applicable time, the sum of such Person's Funded Debt plus such Person's Tangible Net Worth.

"Capitalized Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with Generally Accepted Accounting Principles.

"Cash Collateral Account" means the special cash collateral account established pursuant to Section 8.6 of this Agreement.

"Casualty or Condemnation Event" means, with respect to any property of Borrower Party, any loss of, damage to or condemnation or other taking of, such property for which Borrower Party is entitled to receive, or receives, insurance proceeds, condemnation proceeds or other similar proceeds or awards.

"Change in Control" means an event or series of events by which any Person or group of Persons acting in concert or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date of this Agreement, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of Equity Interests of Borrower representing Voting Power having the right to elect at least 35% of the members of the Governing Body of Borrower.

"Closing" means the time and place of actual execution and delivery of this Agreement, the Line of Credit Note, and except as waived by Bank, the other documents, instruments, and things required by Section 5.1 hereof.

"Closing Certificate" means a certificate in form and substance acceptable to Bank, and signed by a duly authorized representative of each Borrower Party.

"Compliance Certificate" means a fully completed and duly executed certificate delivered by Borrower to Bank and in the form attached hereto as Exhibit "A".

"Consolidated Basis" means the consolidation of the assets, liabilities, income and losses, as applicable, of the Borrower Consolidated Group.

"Customary Permitted Liens" means, with respect to any Person, any of the following Liens:

(A)           Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Generally Accepted Accounting Principles;

(B)           Liens of landlords arising by statute and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by Law or arising in such Person's Ordinary Course of Business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings, and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Generally Accepted Accounting Principles;

(C)           Deposits made in such Person's Ordinary Course of Business in connection with leases, workers’ compensation or unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds-entered into in such Person's Ordinary Course of Business;

(D)           Liens arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar Liens on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(E)           Liens arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(F)           Financing statements with respect to a lessor’s rights in and to personal property leased to such Person in such Person's Ordinary Course of Business other than through a Capitalized Lease;

(G)           Judgment Liens in existence for less than 90 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with nationally recognized insurance companies and which do not otherwise result in an Event of Default; and

(H)           Liens consisting of rights of set-off of a customary nature or bankers’ liens on an amount of deposit, whether arising by contract or operation of law, incurred in such Person's Ordinary Course of Business so long as such deposits are not intended as collateral for any obligation.

"Default" means the occurrence of an event described in Section 8.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

"Default Costs" means all Indemnified Losses incurred by Bank by reason of a Default.

"Default Rate" means a variable per annum rate of interest equal to the lesser of (1) five percent (5%) in excess of the Interest Rate otherwise payable hereunder, or (2) the maximum rate allowed by applicable Laws.

"Depreciation Expense" means the depreciation expense an applicable Person for an applicable period (to the extent included in the computation of Net Income), according to Generally Accepted Accounting Principles.

"Dividend" means the dividends or other distributions paid by an applicable Person for an applicable period to such Person's Equity Owners on account of such Equity Owner being a holder of such Person's Equity Interests, determined in accordance with Generally Accepted Accounting Principles.

"EBITDA" means, with respect to an applicable Person for an applicable period, Net Income, plus the sum of (without duplication) (i) Interest Expense, (ii) Income Tax Expense, (iii) Amortization Expense and Depreciation Expense, and (iv) all other non-cash charges, all determined in accordance with Generally Accepted Accounting Principles.

"Environmental Laws" means all Laws of any Jurisdiction relating to the governance or protection of the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act ("RCRA"), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), and the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.).

"Equity Interests" means any and all ownership or other equitable interests in the applicable Person, including any interest represented by any capital stock, membership interest, partnership interest, or similar interest, but specifically excluding any interest of any Person solely as a creditor of the applicable Person.

"Equity Owner" means any Person owning an Equity Interest.

"Equity Owners' Equity" means, at any time, the sum of the following accounts set forth in a balance sheet of an applicable Person, adjusted to U.S. Dollars by means of applicable foreign currency exchange rates and prepared in accordance with Generally Accepted Accounting Principles:

(A)           The par or stated value of all outstanding Equity Interests;

(B)           Capital surplus; and

(C)           Retained earnings.

"ERISA" means the Federal Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations and published interpretations thereof.

"ERISA Affiliate" means any Person that would be deemed to be under "common control" with, or a member of the same "controlled group" as, Borrower or any of its subsidiaries, within the meaning of the Internal Revenue Code (as applicable to Plans) or ERISA.

"ERISA Event" means any of the following with respect to a Plan: (i) a Reportable Event, (ii) a complete or partial withdrawal by Borrower Party or any ERISA Affiliate from a Plan that results in liability under ERISA, or the receipt by Borrower Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to ERISA or that it intends to terminate or has terminated under ERISA, (iii) the distribution by Borrower Party or any ERISA Affiliate under ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower Party or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against Borrower Party or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon Borrower Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under ERISA, or the imposition or threatened imposition of any Lien upon any assets of Borrower Party or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by Borrower Party or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which Borrower Party or any of its ERISA Affiliates may be directly or indirectly liable, or (ix) the adoption of an amendment to any Plan that, pursuant to the Internal Revenue Code or ERISA, would result in the loss of a tax-exempt status of the trust of which such Plan is a part of, and Borrower Party or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of ERISA.

"Event of Default" means the occurrence of an event described in Section 8.1 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 8.1.

"Existing Indebtedness" means Indebtedness of Borrower Parties as reflected on the Most Recent Financial Statements (including the Existing Letters of Credit), and which Indebtedness is not being paid or defeased with the proceeds of the Line of Credit Loan at Closing.

"Existing Investments" means Investments of Borrower Parties as reflected on the Most Recent Financial Statements.

"Existing Letters of Credit" means the letters of credit described on the attached Exhibit "B".

"Extraordinary Items" means any gains, receipts, losses, charges or expenses received or incurred not in an applicable Person's Ordinary Course of Business, including, without limitation, gains or losses from dispositions of assets outside the Ordinary Course of Business, tax refunds or penalties, pension plan reversions, severance costs, plant closures and other operations restructuring charges, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments, losses from discontinued operations, prepayment charges, costs and expenses related to the issuance of Equity Interests, Investments and Permitted Acquisitions (whether or not consummated), changes in accounting principles and other non-recurring or extraordinary items.

"FACS" means Forward Air Charter Service, Inc., a Tennessee corporation.

"FAF" means FAF, Inc., a Tennessee corporation.

"FAI" means Forward Air, Inc., a Tennessee corporation.

"FAIA" means Forward Air International Airlines, Inc., a Tennessee corporation.

"FALC" means Forward Air Licensing Company, a Delaware corporation.

"FARC" means Forward Air Royalty Company, a Delaware corporation.

"FASI" means Forward Air Solutions, Inc., a Tennessee corporation.

"FAST" means Forward Air Systems Technology, Inc., a Tennessee corporation.

"Fees" means the Unused Fee and the Letter of Credit Facility Fee.

"Financial Covenant Default" means a Default arising out of any breach of any covenant provided under Section 7.3 of this Agreement.

"Financial Statements" means the Most Recent Financial Statements and the income statements, balance sheets and other financial statements of the Borrower Consolidated Group required to be delivered in accordance with this Agreement.

"Fiscal Year" means a twelve-month period of time commencing on the first day of January.

"Fiscal Year-End" means the end of each Fiscal Year.

"Funded Debt" means, with respect to an applicable Person as of an applicable time, without duplication, all of the Indebtedness of such Person which is Indebtedness (i) for borrowed money, or (ii) in respect of any Capitalized Lease or the deferred purchase price of property, whether or not interest-bearing and whether or not, in accordance with Generally Accepted Accounting Principles, classified as a current liability or long-term Indebtedness at such date, and whether secured or unsecured, (excluding, however, Indebtedness that is (i) accounts payable and accrued expenses and other similar current liabilities incurred in such Person's Ordinary Course of Business, and (ii) all Indebtedness of others guaranteed by the applicable Person).

"Generally Accepted Accounting Principles" means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have heretofore been furnished to Bank by the applicable Person.

"Governing Body" means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

"Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

"Governmental Authority" means any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining thereto, which has or asserts jurisdiction over Bank, Borrower, or any property of any of them.

"Guarantors" means FAST, FAIA, FAI, FAF, FASI, and any other Person who hereafter becomes a guarantor pursuant to the terms of this Agreement or any other Loan Document.

"Guaranty" means (i) that certain Guaranty of even date herewith given by FAST, FAIA, FAI, FAF, and FASI in favor of Bank, and (ii) any other guaranty hereafter executed and delivered by a Guarantor pursuant to the terms of this Agreement or any other Loan Documents, together with any amendments to any of the foregoing.

"Hazardous Materials" and "Hazardous Substances" means "hazardous materials" and "hazardous substances" as defined under any applicable Environmental Law.

"Income Tax Expense" means the income or franchise tax expense of an applicable Person for an applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

"Indebtedness" means, with respect to any Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A)           All obligations of such Person for borrowed money;

(B)           All obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made;

(C)           All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;

(D)           All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(1)           To purchase such indebtedness; or

(2)           To purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(3)           To supply funds to or in any other manner invest in the debtor;

(E)           All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(F)           All indebtedness incurred as the lessee of goods or services under leases that, in accordance with Generally Accepted Accounting Principles, should be reflected on the lessee's balance sheet.

"Indemnified Losses" means all damages, dues, penalties, fines, costs, amounts paid in settlement, taxes (excluding income taxes and franchise taxes), losses, expenses, and fees, including court costs and Attorneys' Fees and expenses.

"Interest Expense" means the interest expense of an applicable Person for an applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

"Interest Rate" means the actual interest rate at which all or any portion of the outstanding principal amount of a Note bears interest from time to time during the term of such Note.

"Insignificant Subsidiary" means any Subsidiary of Borrower that has a Tangible Net Worth of less than ten percent (10%) of the aggregate Tangible Net Worth of the Borrower Consolidated Group, and EBITDA of less than ten percent (10%) of the aggregate EBITDA of the Borrower Consolidated Group.

"Investment" means any loan or advance to any Person, any purchase or other acquisition of any Equity Interest or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.

"Jurisdiction" means each and every nation or any political subdivision thereof.

"Laws" means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, whether now in effect or hereafter enacted.

"Letter of Credit" means any letter of credit issued pursuant to Section 3.1 of this Agreement.

"Letter of Credit Advances" means all amounts owing to Bank under any Letter of Credit Agreement, including, without limitation, all drafts paid by Bank under any Letter of Credit and with respect to which and to the extent that Bank has not been reimbursed.

"Letter of Credit Agreement" means this Agreement and any other agreement of Borrower with Bank and relating to Borrower's obligation to reimburse Bank with respect to amounts paid under any Letter of Credit and/or the granting of a Lien to Bank to secure any such obligation, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

"Letter of Credit Commitment" means the lesser of (i) Twenty Million and 00/100 Dollars ($20,000,000.00); or (ii) the Unused Line of Credit Loan Amount.

"Letter of Credit Facility Fee" means a quarterly fee payable by Borrower to Bank with respect to each Letter of Credit, such fee to be payable in arrears on each Quarter-End after the issuance date so long as such Letter of Credit is outstanding, and in an amount equal to the Available Amount of such Letter of Credit, multiplied by the Margin, divided by four (4).

"Leverage Ratio" means the ratio of the Funded Debt to EBITDA.

"LIBOR Market Index Rate" means, for any day, the rate for one month U.S. dollar deposits as reported on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

"LIBOR Rate" means, for the applicable LIBOR Rate Interest Period for each LIBOR Rate Borrowing comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

LIBOR Rate =	London Interbank Offered Rate
1 - LIBOR Reserve Percentage

"LIBOR Rate Borrowing" means a borrowing bearing interest based at a rate determined by reference to the LIBOR Rate, each such borrowing to be in the principal amount of at least $200,000.00 or any larger amount which is an even multiple of $100,000.00.

"LIBOR Rate Interest Period" means, as to each LIBOR Rate Borrowing, a period of one month, two months or three months (as selected pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation) commencing on the date of the borrowing (including continuations, conversions and extensions thereof); provided, however, (i) if any LIBOR Rate Interest Period would end on a day which is not a Business Day, such LIBOR Rate Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no LIBOR Rate Interest Period shall extend beyond the maturity date of the applicable Loan, and (iii) any LIBOR Rate Interest Period with respect to a LIBOR Rate Borrowing that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Rate Interest Period.

"LIBOR Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate Borrowings is determined), whether or not Bank has any Eurocurrency liabilities subject to such reserve requirement at that time.  LIBOR Rate Borrowings shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Bank.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

"Lien" means any mortgage, pledge, encumbrance, charge, security interest, lien, assignment or other preferential arrangement of any nature whatsoever, including any conditional sale agreement or other title retention agreement having the same effect as any of the foregoing.

"Line of Credit Loan" means the line of credit loan which Bank has agreed to advance to Borrower in accordance with the terms of Article II of this Agreement.

"Line of Credit Loan Advancement Termination Date" means the earliest to occur of (i) the Line of Credit Loan Maturity Date, (ii) the date of the occurrence of an Event of Default, or (iii) termination of the Line of Credit Loan in accordance with Section 4.11 of this Agreement.

"Line of Credit Loan Advances" means all of the Advances of the Line of Credit Loan.

"Line of Credit Loan Amount" means One Hundred Million and 00/100 Dollars ($100,000,000.00); provided, however, that the Line of Credit Loan Amount may be increased to a maximum of $150,000,000.00 upon at least thirty (30) days prior written notice from Borrower to Bank, provided that there is not existing any Default and Bank consents to such increase (which consent may be conditioned upon, among other things, the financial condition of the Borrower Consolidated Group at the time of the request for such increase).

"Line of Credit Loan Maturity Date" means the date five (5) years from the date of this Agreement (viz., October 10, 2012).

"Line of Credit Note" means that certain Line of Credit Note of even date herewith from Borrower to Bank, in the principal amount of $100,000,000.00, and includes any amendment to or modification of such note and any promissory note given in extension or renewal of, or in substitution for, such note.

"Liquid Assets" means, as of an applicable time, the following, so long as the same is not subject to any Lien nor subject to any restriction on transferability, whether imposed under applicable Law, by agreement, or otherwise: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the applicable time; (ii) certificates of deposit and time deposits having maturities of six months or less from the applicable time and issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investor's Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the applicable time; (iv) securities with maturities of one year or less from the applicable time and issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (v) securities with maturities of six months or less from the applicable time and backed by standby letters of credit by Bank or any commercial bank satisfying the requirements of clause (ii) of this definition; (vi) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (iii) of this definition; and (vii) publicly traded securities listed on a nationally recognized securities exchange in the United States.

"Loan Documents" means this Agreement, the Notes, the Guaranty, the Letter of Credit Agreements, the Closing Certificates, and any and all other agreements, documents and instruments of any kind executed or delivered in connection with, or evidencing, securing, guaranteeing or relating to, the Loans, whether heretofore, simultaneously herewith or hereafter delivered, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing (but specifically excluding any Wachovia Swap Documents).

"Loans" means the loans and other extensions of credit, if any, being made by Bank to Borrower pursuant to this Agreement, including, but not limited to, the Line of Credit Loan and the Letters of Credit.

"London Interbank Offered Rate" means, for any LIBOR Rate Borrowing for any LIBOR Rate Interest Period therefor, either (a) the rate of interest per annum determined by Bank (rounded upward to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time), on the second full Business Day preceding the first day of such LIBOR Rate Interest Period, and in an amount approximately equal to the amount of the LIBOR Rate Borrowing and for a period approximately equal to such LIBOR Rate Interest Period, (b) if such rate is for any reason not available, the rate of interest per annum determined by Bank (rounded upward to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time), on the second full Business Day preceding the first day of such LIBOR Rate Interest Period, and in an amount approximately equal to the amount of the LIBOR Rate Borrowing and for a period approximately equal to such LIBOR Rate Interest Period (provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary to the nearest 1/100 of 1%)), or (c) if neither of such rates is for any reason available, the rate per annum equal to the rate at which Bank or its designee is offered deposits in Dollars at or about 11:00 A.M. (London time), two Business Days prior to the beginning of such LIBOR Rate Interest Period in the interbank eurodollar market where the eurodollar and exchange operations in respect of its LIBOR Rate Borrowings are then being conducted for settlement in immediately available funds, for delivery on the first day of such LIBOR Rate Interest Period for the number of days comprised therein, and in an amount comparable to the amount of the LIBOR Rate Borrowing to be outstanding during such LIBOR Rate Interest Period.

"Margin" means a percentage based upon the Leverage Ratio of the Borrower Consolidated Group, as follows:

Leverage Ratio	Margin

Equal to or greater than 2.0 to 1.0	0.85%
Equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	0.75%
Less than 1.5 to 1.0	0.60%

"Material Adverse Change" means with respect to any event, act, condition or occurrence of whatever nature, whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Borrower Consolidated Group taken as a whole, (b) the rights and remedies of Bank under the Loan Documents, or the ability of Borrower and the other Borrower Parties, taken as a whole, to perform the obligations under the Loan Documents, taken as a whole, to which they are a party, or (c) the legality, validity or enforceability of any Loan Document.

"Material Contract" means any contract or agreement to which Borrower Party is a party, by which Borrower Party or its properties are bound, or to which Borrower Party is subject and which contract or agreement (i) pursuant to its terms provides for payments or receipts by Borrower Party which might reasonably be expected to exceed $50,000,000.00 during any Fiscal Year; or (ii) if on account of any breach or termination thereof, might reasonably be expected to result a Material Adverse Change.

"Most Recent Financial Statements" means the audited balance sheet and income statement of the Borrower Consolidated Group dated as of December 31, 2006, as supplemented by the interim financial statements for each Quarter through the Quarter-End of June, 2007.

"Net Cash Proceeds" means (i) in the case of any Casualty or Condemnation Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by Borrower Party in respect of such Casualty or Condemnation Event less (x) reasonable fees and expenses incurred by Borrower Party in connection therewith (including, without limitation, Attorneys' Fees), (y) contractually required repayments of Indebtedness to the extent secured by Liens on the property subject to such Casualty or Condemnation Event, and (z) any income or transfer taxes paid or payable by Borrower Party as a result of such Casualty or Condemnation Event; and (ii) in the case of any Asset Disposition, the aggregate cash payments received by Borrower Party in connection therewith, less (x) reasonable fees and expenses incurred by Borrower Party in connection therewith (including, without limitation, Attorneys' Fees, accountants' fees, investment bankers' fees and brokers' fees), (y) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee of (or holder of the Lien on) such property requires that such Indebtedness be repaid as a condition to such Asset Disposition, and (z) any income or transfer taxes paid or payable by Borrower Party as a result of such Asset Disposition.

"Net Income" means the net income of an applicable Person for an applicable period as determined in accordance with Generally Accepted Accounting Principles, but excluding for purposes of determining any financial ratios under this Agreement, all Extraordinary Items and any Income Tax Expense on such Extraordinary Items and any tax deductions or credits on account of such Extraordinary Items.

"Notes" means the Line of Credit Note and any other notes delivered by Borrower to Bank pursuant to this Agreement.

"Notice of Borrowing" means a notice from a Borrower's Representative in form and substance satisfactory to Bank, such Notice of Borrowing to be substantially in the form attached hereto as Exhibit "C".

"Notice of Conversion/Continuation" means a notice from a Borrower's Representative in form and substance satisfactory to Bank, such Notice of Conversion/Continuation to be substantially in the form attached hereto as Exhibit "D".

"Notice of Issuance" means a notice from Borrower to Bank to be made by telephone and confirmed in writing, specifying therein the information as may be reasonably required by Bank with respect to the issuance of any Letter of Credit under this Agreement.

"Obligations" means the obligations (including obligations of performance) and liabilities of any Borrower Party to any Bank Party arising under the Loan Documents or the Wachovia Swap Documents of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, joint or several, liquidated or unliquidated, and whether incurred as maker, endorser, surety, guarantor, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(A)           To pay the principal of and interest on the Notes in accordance with the respective terms thereof and/or hereof, including any and all extensions, modifications, and renewals thereof and substitutions therefor;

(B)           To pay, repay or reimburse Bank for all amounts owing hereunder and/or under any of the other Loan Documents, including the Reimbursement Obligation and all Indemnified Losses and Default Costs;

(C)           To pay, repay or reimburse to Bank Party the obligations arising under the Wachovia Swap Documents; and

(D)           To reimburse Bank, on demand, for all of Bank's expenses and costs, including Attorneys' Fees and expenses of Bank's counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A), (B), and (C) (subject to the terms of this Agreement).

"Ordinary Course of Business" means an action taken by a Person only if:

(A)           Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(B)           Such action is not required by applicable Law to be authorized by the Governing Body of such Person.

"Organizational Documents" means (i) the articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

"Participant" means any bank, financial institution, Affiliate of Bank, or other entity which enters into a participation agreement with Bank and/or to whom Bank assigns all or a portion of its rights and obligations under this Agreement.

"Payment Due Date" means (i) with respect to any payment of interest accruing at the LIBOR Market Index Rate, the last day of each calendar month during the term of this Agreement; (ii) with respect to any payment of interest accruing on any LIBOR Rate Borrowing, the date of expiration of the applicable LIBOR Rate Interest Period; and (iii) with respect to any payment of principal on any Loan (other than any prepayment), the last day of each calendar month during the term of this Agreement (unless such Loan is the subject of a Wachovia Swap Document, in which case principal payments shall be due on the dates set forth in the applicable Wachovia Swap Document).

"Permitted Acquisition" means any Acquisition:

(A)           (1)          if the business acquired is a Permitted Line of Business;

(2)           immediately after the Acquisition, the business so acquired (and the assets constituting such business) shall be owned and operated by Borrower or another Borrower Party;

(3)           no Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after giving effect to such Acquisition; and

(4)           Borrower shall have delivered to Bank a pro-forma compliance certificate demonstrating that, on a pro-forma basis, after giving effect to the Acquisition, such Acquisition would not give rise to a Financial Covenant Default as of the consummation of the Acquisition, or during the one-year period following the consummation of such Acquisition, and with respect to any Acquisition in excess of the Borrowed Funds Acquisition Limit, Bank shall have approved such Acquisition in its discretion; or

(B)           any other Acquisition that may be approved in writing by Bank from time to time.

"Permitted Indebtedness" means:

(A)           The Loans and the other Obligations;

(B)           The Existing Indebtedness;

(C)           Indebtedness otherwise expressly permitted under the terms of this Agreement or any other Loan Document, if any;

(D)           Indebtedness arising under any Wachovia Swap Document;

(E)           Any Indebtedness arising under any Swap Document entered into as a result of the compliance with any affirmative covenant of any Borrower Party set forth in any Loan Document;

(F)           Indebtedness incurred in the applicable Person's Ordinary Course of Business (including indemnification obligations arising out of agreements entered into in Borrower's Ordinary Course of Business or in connection with any Permitted Acquisition or Permitted Sale of Assets, and any reimbursement obligations of Borrower Parties to the issuers of the Existing Letters of Credit) and not incurred through the borrowing of money, provided that such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien; and

(G)           Indebtedness of a Person assumed by a Borrower Party in connection with a Permitted Acquisition not to exceed $15,000,000.00;

(H)           Unsecured Indebtedness in the form of a seller note or other similar documentation executed by one or more Borrower Parties in favor of the seller thereof in connection with a Permitted Acquisition to evidence a hold-back in the purchase price or to otherwise represent the deferred payment of the purchase price in connection with such Permitted Acquisition, in an amount not to exceed 25% of the acquisition consideration for such Permitted Acquisition;

(I)           Indebtedness owing to a Borrower Party, including any Indebtedness between and among Borrower and any other Borrower Party or between and among Borrower Parties;

(J)           Guaranties by any Borrower Party of any Indebtedness permitted to be incurred hereunder;

(K)           Indebtedness permitted as Permitted Investments;

(L)           Subordinated Debt;

(M)           Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business, provided that such Indebtedness is extinguished within five (5) Business Days of its occurrence;

(N)           Indebtedness (other than Indebtedness specified in clauses (A) through (M) above) in an aggregate amount that shall not exceed $5,000,000.00 at any time; and

(O)           Any other Indebtedness that may be approved in writing by Bank from time to time.

"Permitted Investments" means:

(A)           Liquid Assets;

(B)           Purchases and acquisitions of inventory, supplies, materials and equipment in the Ordinary Course of Business and extensions of trade credit or the holding of receivables in the Ordinary Course of Business;

(C)           Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the Ordinary Course of Business or prepaid expenses incurred in the Ordinary Course of Business;

(D)           Investments consisting of Permitted Indebtedness and Permitted Acquisitions;

(E)           Existing Investments;

(F)           Investments in the form of guaranties of Indebtedness permitted under Section 7.2(E) hereof;

(G)           Investments (including Indebtedness and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(H)           Investments in the Equity Interests of any Borrower Party, including the re-purchase or redemption of Equity Interests of any Borrower Party;

(I)           Investments (other than Investments specified in clauses (A) through (H) above) in an aggregate amount that shall not exceed $5,000,000.00 at any time; and

(J)           Any other Investments that may be approved in writing by Bank from time to time.

"Permitted Liens" means:

(A)           Customary Permitted Liens;

(B)           Liens securing Permitted Indebtedness assumed in connection with a Permitted Acquisition (so long as such Lien was not created in contemplation of such Permitted Acquisition);

(C)           Liens securing the Indebtedness permitted by clauses (D) and (F) of the definition of "Permitted Indebtedness" so long as such Lien does not secure more than 100% of the purchase price of the assets acquired with such Indebtedness;

(D)           Liens created under the Loan Documents;

(E)           Liens incurred in the Ordinary Course of Business (i) in connection with the purchase and shipping of goods or assets (or the related assets or proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(F)           Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Borrower Party on deposits with or in possession of such banks; and

(G)           Any other Liens that may be approved in writing by Bank from time to time.

"Permitted Line of Business" means the business engaged in by Borrower or another Borrower Party as of the date of this Agreement, and businesses reasonably related or ancillary thereto or reasonable extensions thereof.

"Permitted Pro Forma Adjustments" means, as applied to any Permitted Acquisition after the date of Closing, any adjustment to the actual results of operations of such Person or business unit that are permitted to be recognized in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Act of 1933 or that otherwise reflect verifiable and adequately documented severance payments and reductions in, among other items, officer and employee compensation, insurance expenses, interest expense, rental expense, and other overhead expense, and other quantifiable expenses which are not anticipated to be incurred on an ongoing basis following consummation of such Permitted Acquisition.

"Permitted Transfers of Assets" means any Asset Disposition which is:

(A)           A sale of Inventory in the Ordinary Course of Business;

(B)           An Asset Disposition between Borrower Parties;

(C)           An Asset Disposition of Permitted Investments (including Liquid Assets);

(D)           An Asset Disposition other than Inventory (including the transfer of Equity Interests of a Borrower Party) in a single transaction or series of related transactions, if the consideration paid therefor is $20,000,000.00 or less;

(E)           An Asset Disposition other than Inventory (including the transfer of Equity Interests of a Borrower Party) in a single transaction or a series of related transactions if the consideration paid is more than $20,000,000.00 and if (i) Bank is provided at least thirty (30) days prior written notice of such Asset Disposition, (ii) any Net Cash Proceeds from such Asset Disposition are paid as a prepayment of the Loans as and when required by Section 4.3(B) of this Agreement, (iii) immediately prior to such Asset Disposition, and after giving effect to such Asset Disposition, no Default would exist, (iv) if the Asset Disposition is a transfer of Equity Interests of a Borrower Party, Borrower shall have delivered to Bank a pro-forma compliance certificate demonstrating that, on a pro-forma basis, after giving effect to the transfer, such transfer would not give rise to a Financial Covenant Default as of the consummation of the transfer or during the one-year period following the consummation of such transfer;

(F)           The license, as either licensor or licensee, of patents, trademarks, copyrights, and know-how to or from third Persons or any Borrower Party in the Ordinary Course of Business;

(G)           An Asset Disposition of obsolete or worn out Equipment or other property in the Ordinary Course of Business;

(H)           Any transfer arising from the termination of any Swap Document, if such termination does not give rise to a Default; and

(I)           Any Asset Disposition of the Equity Interests or any assets of an Insignificant Subsidiary if immediately prior to such Asset Disposition, and after giving effect to such Asset Disposition, no Default would exist.

"Person" means any individual, corporation, partnership, limited partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

"Petroleum Products" means "petroleum products" as defined under any applicable Environmental Law.

"Place for Payment" means a place for payment as from time to time designated by Bank, which place for payment currently is at the address of Bank as hereinafter provided for with respect to notices.

"Plans" means all Single Employer Plans and Multiple Employer Plans, both as defined in ERISA.

"Prohibited Transaction" means a "prohibited transaction" as defined in ERISA.

"Quarter" means a period of time of three consecutive calendar months.

"Quarter-End" means the last day of each of the months of March, June, September, and December.

"Real Property" means the real property owned by any Borrower Party, or in which any such Person has a leasehold interest.

"Records" means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

"Regulation T", "Regulation U", and "Regulation X" means Regulation T, Regulation U, and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Reimbursement Obligation" means the obligation of Borrower to pay the amounts required under Section 3.2 of this Agreement.

"Reportable Event" means a "reportable event" as defined in Section 4043(c) of ERISA, but excluding events for which reporting has been waived.

"Responsible Officers" means the president, chief executive officer and chief financial officer of Borrower Party.

"Solid Wastes" means "solid wastes" as defined under any applicable Environmental Law.

"Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Subordinated Debt" means any Indebtedness of Borrower Party to the extent the same is the subject of a subordination agreement in form and substance reasonably satisfactory to, and approved by, Bank.

"Subsidiary" means, as to any Person (the "first person"), another Person (the "second person") with respect to which such first person directly or indirectly through one or more intermediaries, controls such second person (and a first person shall be deemed to have control if such first person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of the second person).

"Swap Documents" means (A) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); (B) any combination of the foregoing; or (C) any master agreement for any of the foregoing, as any of the foregoing may be amended or supplemented from time to time.

"Tangible Net Worth" means, at any time with respect to an applicable Person, Equity Owners' Equity, plus Subordinated Debt, less the sum of (to the extent included in the determination of Equity Owner's Equity):

(A)           Any surplus resulting from any write-up of assets subsequent to the date of Closing;

(B)           Goodwill, including any amounts, however designated on a balance sheet of such Person, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of such Person;

(C)           Patents, trademarks, trade names and copyrights;

(D)           Any amount at which shares of Equity Interests of such Person appear as an asset on such Person's balance sheet;

(E)           Loans and advances to Affiliates (other than loans to other Borrower Parties) , stockholders, directors, officers or employees (other than Subordinated Debt);

(F)           Deferred expenses;

(G)           Equity investments in Affiliates of any nature; and

(H)           Any other amount in respect of an intangible that, in accordance with Generally Accepted Accounting Principles, should be classified as an asset on a balance sheet of such Person.

"Third Person" means a Person not a party to this Agreement.

"Total Assets" means the total assets of an applicable Person as of an applicable time, determined in accordance with Generally Accepted Accounting Principles.

"TPI" means Transportation Properties, Inc., a Tennessee corporation.

"Unfunded Pension Liability" means "unfunded pension liability" as defined in ERISA.

"Unsecured Indebtedness" means Indebtedness not secured by any Lien.

"Unused Fee" means the fee payable by Borrower to Bank in arrears on each Quarter-End, as determined by Bank as of such Quarter-End in an amount equal to (A) the product of (i) 0.15%, multiplied by (ii) the daily average of the Unused Line of Credit Loan Amount during such Quarter, divided by (B) four (4):

"Unused Line of Credit Loan Amount" means at any time (i) the Line of Credit Loan Amount, minus (ii) the Available Amount of the Letters of Credit, minus (iii) any outstanding Letter of Credit Advances, minus (iv) any outstanding Line of Credit Loan Advances.

"U.S. Subsidiary" means a Subsidiary that is a Registered Organization organized under the Laws of a state of the United States and substantially all of whose assets are located in the United States.

"Voting Power" means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

"Wachovia Swap Documents" means any Swap Documents entered into between any Borrower Party and any Bank Party.

"Wholly-Owned Subsidiary" means a Subsidiary of Borrower whose entire Equity Interests and Voting Power are owned by Borrower or by another Wholly-Owned Subsidiary of Borrower.

"Without Notice" means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be required under applicable Laws or by express provision of any Loan Document.

1.2           Accounting Terms.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, Generally Accepted Accounting Principles.

1.3           UCC Terms.  As used herein, unless the context clearly requires to the contrary, terms not specifically defined herein shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect (i) with respect to Borrower, in the State of Tennessee, and (ii) with respect to any other Borrower Party, the state of organization of such Borrower Party.

1.4           Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, pronouns of one gender shall include all genders, use of the terms "herein", "hereof", and "hereunder" shall be deemed to be references to this Agreement in its entirety unless otherwise specifically provided, and the word "discretion" means in the sole and absolute discretion of the applicable Person(s).

1.5           Computation of Time Periods.  For purposes of computation of periods of time hereunder, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding", and the word "through" means "through and including".

1.6    Computation of Margin and Financial Covenants.

(A)           For purposes of computation of the Margin and the financial covenants set forth in this Agreement, such computation shall be made by Bank (i) as of each Quarter-End, based on the Compliance Certificate most recently delivered in accordance with the terms of this Agreement, (ii) determined on a Consolidated Basis, and (iii) based on an Annualized Rolling Period, if applicable, and (iii) all components of such calculations shall be adjusted to include (in the case of Permitted Acquisitions) or exclude (in the case of Asset Dispositions), as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by any Member of the Borrower Consolidated Group, including through Permitted Acquisitions or Asset Dispositions, after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by such Member of the Borrower Consolidated Group and utilizing Permitted Pro Forma Adjustments.

(B)           Any adjustment in the Margin shall be prospective and shall commence as of the Business Day that the delivery of a Compliance Certificate is required pursuant to this Agreement (provided that should Borrower fail to timely deliver a required Compliance Certificate, Bank at its option may adjust the Margin to the highest applicable percentage).

1.7           Reference to Borrower Parties and Bank Parties.  Any reference in this Agreement or any other Loan Document to (i) "Borrower Party" shall mean each and any Borrower Party, singularly; (ii) "Borrower Parties" shall mean all the Borrower Parties, collectively; (iii) "Bank Party" shall mean each and any Bank Party, singularly; and (iv) "Bank Parties" shall mean all the Bank Parties, collectively.

1.8           Wachovia Swap Documents.  Notwithstanding any provision of this Agreement, any other Loan Document or any Wachovia Swap Document to the contrary, (i) no covenant or agreement of Borrower Party shall prohibit Borrower Party from entering into any Wachovia Swap Document; and (ii) the right of Bank to accelerate any of the Obligations shall not be construed to require the termination or unwinding of any transactions the subject of any Wachovia Swap Documents.

1.9           Bank as Agent for Other Bank Parties.  To the extent that any Lien is granted to Bank in this Agreement or under any Loan Document as security for any Obligation of any Borrower Party to any Bank Party other than Bank, the Lien so granted shall be deemed to be a Lien granted to Bank as agent for such other Bank Party, without the necessity of any act or consent of any Person.

1.10           Appointment of Borrower as Agent for Other Borrower Parties.  Each Borrower Party (other than Borrower), separately and severally, hereby appoints and designates Borrower as such Borrower Party's agent and attorney-in-fact to act on behalf of such Borrower Party for all purposes of the Loan Documents.  Borrower shall have authority to exercise on behalf of each other Borrower Party all rights and powers that Borrower deems, in its sole discretion, necessary, incidental or convenient in connection with the Loan Documents, including the authority to execute and deliver certificates, documents, agreements and other instruments referred to in or contemplated by the Loan Documents, give all notices, approvals and consents required or requested from time to time by Bank and take any other actions and steps that a Borrower Party could take for its own account in connection with the Loan Documents from time to time, it being the intent of each Borrower Party (other than Borrower) to grant to Borrower plenary power to act on behalf of each other Borrower Party in connection with and pursuant to the Loan Documents.  The appointment of Borrower as agent and attorney-in-fact for the other Borrower Parties hereunder shall be coupled with an interest and be irrevocable so long as any Loan Document shall remain in effect.  Bank need not obtain any consent or approval from any Borrower Party for any act taken by Borrower pursuant to any Loan Document, and all such acts shall bind and obligate Borrower and the other Borrower Parties, jointly and severally.  Bank may rely on any representation or request made or action taken by Borrower in connection with the Loan Documents as authorized by the other Borrower Parties.  Each Borrower Party (other than Borrower) forever waives and releases any claim (whether now or hereafter arising) against Bank based on Borrower's lack of authority to act on behalf of any other Borrower Party in connection with the Loan Documents.

ARTICLE II

2.           THE LINE OF CREDIT LOAN

2.1           General Terms.  Subject to the terms hereof, Bank will lend Borrower, from time to time until the Line of Credit Loan Advancement Termination Date, such amounts which shall not exceed, in the aggregate principal amount at any one time outstanding, the Unused Line of Credit Loan Amount.  Subject to the terms hereof, Borrower may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement until the Line of Credit Loan Advancement Termination Date.  If at any time the unpaid principal balance of the Line of Credit Loan exceeds the amount Borrower could borrow at such time as set forth herein, Borrower shall immediately upon demand of Bank pay or cause to be paid such amounts to Bank, to the extent necessary to reduce the Line of Credit Loan to an amount which Borrower could borrow at that time.

2.2           Disbursement of the Line of Credit Loan.

(A)           In order to obtain a Line of Credit Loan Advance, a Borrower's Representative shall deliver to Bank (i) a Notice of Borrowing (x) with respect to Line of Credit Loan Advances on which interest is to accrue at the Adjusted LIBOR Rate, no later than 2:00 p.m. (Charlotte, North Carolina time) on a date not less than three (3) Business Days prior to the date such Line of Credit Loan Advance is sought, or (y) with respect to Line of Credit Loan Advances on which interest is to accrue at the Adjusted LIBOR Market Index Rate, no later than 2:00 p.m. (Charlotte, North Carolina time) on a date not less than one (1) Business Day prior to the date such Line of Credit Loan Advance is sought; (ii) with respect to Line of Credit Loan Advances other than for working capital and general corporate purposes, if requested by Bank, evidence reasonably satisfactory to Bank (including execution and delivery of a Federal Reserve Form U-1, if requested by Bank) that the Line of Credit Loan Advance does not give rise to a violation of Regulation U; and (iii) with respect to Line of Credit Loan Advances other than for working capital and general corporate purposes, if requested by Bank, evidence reasonably satisfactory to Bank that the Line of Credit Loan Advances would not cause the Borrowed Funds Acquisition Limit to be exceeded.

(B)           After Bank's receipt of such Notice of Borrowing and upon fulfillment of any applicable conditions set forth in this Agreement, Bank will make such Line of Credit Loan Advance available to Borrower by crediting Borrower's deposit account with Bank.

(C)           Notwithstanding anything contained herein to the contrary, Borrower shall not be entitled to receive, nor shall Bank be required to disburse, any Line of Credit Loan Advance after the Line of Credit Loan Advancement Termination Date.

2.3           The Line of Credit Note.  Borrower's obligation to repay the Line of Credit Loan shall be evidenced by the Line of Credit Note.

2.4           Interest Rate.

(A)           Except as provided in the immediately succeeding subparagraph (B), during the entire term of the Line of Credit Note, the outstanding principal balance of the Line of Credit Note shall bear interest at the Adjusted LIBOR Market Index Rate.

(B)           A Borrower's Representative may from time to time deliver to Bank a Notice of Borrowing electing to have a Line of Credit Loan Advance accrue interest based on the LIBOR Rate, or a Notice of Continuation/Conversion, electing to have all or a portion of the outstanding principal balance of the Line of Credit Loan accrue interest based on the LIBOR Rate, in which case the applicable LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate during the applicable LIBOR Rate Interest Period (provided, however, that there shall not be more than eight (8) LIBOR Rate Borrowings outstanding at any time with respect to the Line of Credit Loan).  Following the expiration of any applicable LIBOR Rate Interest Period, if a Borrower's Representative shall not have timely and properly delivered a Notice of Conversion/Continuation electing a LIBOR Rate Interest Period to commence as of the expiration of the applicable expiring LIBOR Rate Interest Period, then the applicable LIBOR Rate Borrowing shall automatically bear interest at the Adjusted LIBOR Market Index Rate.

2.5           Payments of Principal and Interest.  Principal and interest on the Line of Credit Loan shall be payable as follows:

(A)           On the first Payment Due Date following the date of the Line of Credit Note, and on each successive Payment Due Date thereafter until the entire indebtedness evidenced by the Line of Credit Note is paid in full, Borrower shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of the Line of Credit Note.

(B)           If not earlier demanded pursuant to Section 8.3 of this Agreement, the outstanding principal balance of the Line of Credit Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Line of Credit Loan Maturity Date.

2.6           Use of Proceeds.  The proceeds of the Line of Credit Loan shall be used by Borrower (i) to pay fees and expenses associated with the closing of the Line of Credit Loan; (ii) for working capital and general corporate purposes of the Borrower Parties; (iii) for Permitted Acquisitions; and (iv) for the repurchase or redemption of Equity Interests of Borrower.

ARTICLE III

3.           LETTERS OF CREDIT

3.1           Issuance of Letters of Credit.

(A)           Subject to the terms hereof, Borrower may request Bank, on the terms and conditions hereinafter set forth, to issue, and Bank shall issue, Letters of Credit for the account of Borrower from time to time on any Business Day in an aggregate Available Amount for all Letters of Credit not to exceed at any time the Letter of Credit Commitment on such Business Day.  No Letter of Credit shall have an expiration date (including all rights of Borrower or the beneficiary to require renewal) later than the earlier of (i) 60 days before the Line of Credit Loan Maturity Date, or (ii) one year after the date of issuance thereof.  In order for a Letter of Credit to be issued, a Borrower’s Representative shall deliver a Notice of Issuance to Bank not later than 10:30 a.m. (Charlotte, North Carolina time) on a date not less than three (3) Business Days prior to the date the issuance of such Letter of Credit is sought, such Notice of Issuance to be accompanied by the form of the Letter of Credit to be issued.  If (i) the requested form of such Letter of Credit is acceptable to Bank in its discretion, and (ii) if required by Bank, upon execution and delivery of a Letter of Credit Agreement in form and substance satisfactory to Bank, Bank will, subject to the other terms and conditions of this Agreement, issue such Letter of Credit.  Notwithstanding anything to the contrary in any Letter of Credit Agreement, in the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with or be inconsistent with this Agreement, the provisions of this Agreement shall govern (including without limitation, the granting of any Lien on any asset of any Borrower Party not otherwise provided for in this Agreement, or any provision providing for any default or event of default not expressly set forth in Section 8.1 of this Agreement).  For purposes of clarification, and without limiting the terms of the forgoing sentence, (a) any security interest granted under any Letter of Credit Agreement shall be null and void and of no force and effect unless the same security interest is granted by a Borrower Party in this Agreement, (b) no default or event of default shall occur under the Letter of Credit Agreement unless an Event of Default has occurred under this Agreement and (c) no Borrower or any Subsidiary of Borrower shall be obligated to provide any collateral or additional collateral or cash payments to secure any obligations under a Letter of Credit Agreement.

(B)           Bank and Borrower Parties acknowledge and agree that the Existing Letters of Credit shall remain outstanding for a period of up to ninety (90) days from the date of this Agreement, and on or before the expiration of such 90-day period, Borrower shall cause such Existing Letters of Credit to be cancelled, and subject to the other terms and conditions of this Agreement Bank agrees to issue substitute letters of credit for any Existing Letters of Credit so cancelled, and such substitute letters of credit so issued by Bank shall be deemed to constitute Letters of Credit issued pursuant to this Article III.

3.2           Reimbursement and Other Payments. Borrower agrees to pay to Bank immediately upon demand of Bank (i) at the time when Bank shall pay any draft presented under any Letter of Credit, a sum equal to the amount so paid under such Letter of Credit, plus (ii) interest at the Default Rate on any amount remaining unpaid by Borrower to Bank under clause (i) above from such time until payment in full.   Notwithstanding the foregoing, so long as the conditions for Advances set forth in Section 5.2 are satisfied, and unless otherwise elected by Borrower to the contrary, each drawing under a Letter of Credit may be reimbursed by the making of a Line of Credit Loan Advance in an amount equal to such drawing.

ARTICLE IV

4.           PAYMENTS, ADDITIONAL COSTS, ETC.

4.1           Payment to Bank.

(A)           All monies payable to Bank under this Agreement or under the Notes shall be paid directly to Bank in immediately available funds at the Place for Payment.  If Bank shall send Borrower statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on Borrower unless Borrower notifies Bank to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect.  Alternatively, at its discretion, Bank may charge against any deposit account of Borrower all or any part of any amount owed by Borrower hereunder.

(B)           All payments to be made by Borrower hereunder will be made to Bank at the Place for Payment not later than 1:00 p.m. (Charlotte, North Carolina time).  Payments received at the Place for Payment after 1:00 p.m. (Charlotte, North Carolina time) shall be deemed to be payments made  at the Place for payment prior to 1:00 p.m. (Charlotte, North Carolina time) on the next succeeding Business Day.  Borrower hereby authorizes Bank to charge its accounts with Bank in order to cause timely payment of amounts due hereunder to be made.

(C)           At the time of making each such payment, Borrower shall, subject to the other terms and conditions of this Agreement, specify to Bank the Loan or other obligation of Borrower hereunder to which such payment is to be applied.  In the event that Borrower fails to so specify the relevant Loan or if an Event of Default shall have occurred and be continuing, Bank may apply such payments as it may determine in its discretion; provided however, until the occurrence of an Event of Default, any such payment shall be applied with respect to Advances outstanding for Acquisitions, if any (and such amount shall be applied against the Borrowed Funds Acquisition Limit).

4.2           Late Payments.  If any scheduled payment (other than any payment due at maturity or upon acceleration), whether principal, interest or principal and interest, is late ten (10) days or more, Borrower agrees to pay a late charge equal to five percent (5%) of the amount of the payment which is late, but not more than the maximum amount allowed by applicable Laws.  The foregoing provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Bank may have under this Agreement, including, subject to the terms hereof, the right to declare the entire unpaid principal and interest immediately due and payable.

4.3           Prepayments.

(A)           Borrower may prepay or cause to be prepaid the principal of the Loans in whole or, from time to time, in part, without premium or penalty.

(B)           Except as may otherwise be agreed to by Bank, promptly upon the receipt of any Net Cash Proceeds in an amount in excess of $5,000,000.00 and arising from an Asset Disposition or a Casualty or Condemnation Event, Borrower shall pay such Net Cash Proceeds to Bank to be applied as a prepayment of the Loans.

(C)           Except as otherwise agreed between Borrower and Bank, all partial prepayments, whether voluntary or mandatory, shall be applied against principal and interest as Bank may determine in its discretion, provided that no prepayment shall entitle Borrower to cease making any payment as otherwise scheduled hereunder.

(D)           No prepayment of any Loan shall alter the notional amount of any transaction under any Wachovia Swap Document or otherwise affect any Borrower Party's obligations under any Wachovia Swap Documents, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Wachovia Swap Documents.

4.4           Default Rate.  Notwithstanding any provision herein or in any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the Interest Rate payable on the Loans shall be the Default Rate.

4.5           No Setoff or Deduction.  Except as may otherwise be ordered by any appropriate Governmental Authority, all payments of principal of and interest on the Loans and other amounts payable by Borrower hereunder shall be made by Borrower without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any Governmental Authority, or by any department, agency or other political subdivision or taxing authority.  If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed, Borrower will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loans and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, Borrower will furnish to Bank certified copies of all tax receipts evidencing the payment of such amounts within 30 days after the date any such payment is due pursuant to applicable Laws.

4.6           Payment on Non-Business Day; Payment Computations.  Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

4.7           Indemnification.  If Borrower makes any payment of principal with respect to any LIBOR Rate Borrowing on any other date than the last day of a LIBOR Rate Interest Period applicable thereto, or if Borrower fails to borrow any LIBOR Rate Borrowing after notice has been given to Bank in accordance with this Agreement, or if Borrower fails to make any payment of principal or interest in respect of any LIBOR Rate Borrowing when due, Borrower shall reimburse Bank on demand for any resulting loss or expense incurred by Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not Bank shall have funded or committed to fund such LIBOR Rate Borrowing.  A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.  Calculation of all amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund such LIBOR Rate Borrowing through the purchase of an underlying deposit in an amount equal to the amount of such LIBOR Rate Borrowing in the relevant market and having a maturity comparable to the related LIBOR RATE Interest Period and through the transfer of such deposit to a domestic office of Bank in the United States; provided, however, that Bank may fund such LIBOR Rate Borrowing in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

4.8           360-Day Year.  All interest payable under the Notes shall be calculated on the basis of a 360-day year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

4.9           No Requirement to Actually Obtain Funds.  Notwithstanding the fact that the Interest Rate pursuant to the Loans may be calculated based upon Bank's cost of funds, Borrower agrees that Bank shall not be required actually to obtain funds from such source at any time.

4.10           Usury Limitation.  If, at any time, the Interest Rate payable on any Loan shall be deemed by any competent court of law or any Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as the Interest Rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws, and any excess interest actually collected by Bank shall be credited as a partial prepayment of principal.

4.11           Termination of and Reduction in Line of Credit Loan Amount.  Borrower shall have the right to terminate the Line of Credit Loan or, from time to time, permanently reduce the Line of Credit Loan Amount in whole or in part, in minimum amounts of $1,000,000.00 (and in multiples of $1,000,000.00 in excess thereof), upon at least three (3) Business Days' prior written notice to Bank; provided, however, that the Line of Credit Loan Amount may not be reduced below the sum of, after giving effect to any prepayment made with such termination or reduction, (i) the outstanding Letter of Credit Advances and (ii) the outstanding Line of Credit Loan Advances.

ARTICLE V

5.           CONDITIONS PRECEDENT

The obligation of Bank to make the Line of Credit Loan and any Advance hereunder is subject to the following conditions precedent:

5.1           Documents Required for the Closing.  Prior to or concurrently with the Closing, the following instruments and documents, duly executed by all proper Persons and in form and substance satisfactory to Bank, shall have been delivered to Bank:

(A)           This Agreement;

(B)           The Line of Credit Note;

(C)           The Guaranty;

(D)           The Closing Certificates;

(E)           With respect to each Borrower Party, a certificate of an officer or other representative acceptable to Bank dated as of the date of this Agreement, certifying as to the incumbency and signatures of the representative(s) of such Person signing, as applicable, this Agreement and each of the other Loan Documents, and each other document to be delivered pursuant hereto, together with the following documents attached thereto:

(1)           A copy of the resolutions of such applicable Person's Governing Body authorizing the execution, delivery and performance of this Agreement, each of the Loan Documents, and each other document to be delivered pursuant hereto, as applicable;

(2)           A copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Person is organized, of such Person's Organizational Documents filed with such secretary of state (or similar Governmental Authority);

(3)           A copy of such Person's other Organizational Documents;

(F)           A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each Jurisdiction in which each Borrower Party is organized as to the existence and good standing of each such Person within such Jurisdiction;

(G)           A written opinion of counsel to Borrower Parties, dated as of the date of Closing and addressed to Bank;

(H)           The Most Recent Financial Statements;

(I)           UCC-11 reports showing no Liens, except for the Permitted Liens;

(J)           Evidence satisfactory to Bank that Borrower Parties have obtained all insurance policies as required under this Agreement and/or any of the other Loan Documents, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect; and

(K)           Evidence satisfactory to Bank that all Indebtedness to be prepaid, redeemed or defeased with the proceeds of the initial Advance shall, simultaneously with the making of such initial Advance, have been satisfied and extinguished.

5.2           Certain Events Required for Closing and for all Advances.  At the time of the Closing, all legal matters incidental thereto shall be satisfactory to Burr & Forman LLP (counsel to Bank), and at the time of Closing and at the time of each Advance, Bank shall be satisfied that:

(A)           No Default shall have occurred and be continuing;

(B)           No Material Adverse Change shall have occurred;

(C)           All of the Loan Documents shall have remained in full force and effect;

(D)           Borrower shall have paid all fees, expenses, costs, and other amounts then due and payable to Bank, including, but not limited to, the Fees; and

(E)           There shall have been delivered to Bank evidence of insurance as required to be maintained under the Loan Documents.

5.3           Election to Make Advances Prior to Satisfaction of Conditions Precedent.  In the event Bank, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not constitute any commitment or agreement of Bank to make any subsequent Advance until all items required by this Article have been delivered.

ARTICLE VI

6.           REPRESENTATIONS AND WARRANTIES.

Each Borrower Party represents and warrants to Bank (provided that it is understood that each such Person is making its representations only on its own behalf, and only to the extent of its knowledge with respect to any other Borrower Party), knowing that Bank will rely on such representations and warranties as an inducement to make the Loans, that:

6.1           Existence.  Each Borrower Party is a duly organized or formed and existing corporation in good standing under the Laws of the Jurisdiction of its organization or formation, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified (except to the extent that the failure to qualify could not, in the aggregate, be expected to result in a Material Adverse Change), and has full power and authority to consummate the transactions contemplated by this Agreement.

6.2           Authority.  The execution, delivery and performance of all of the Loan Documents have been duly authorized by all requisite action by each Borrower Party a party thereto.  All of the Loan Documents have been duly executed and delivered and constitute valid and binding obligations of each Borrower Party a party thereto, enforceable in accordance with their respective terms (except as may be limited by applicable Bankruptcy Laws and other Laws affecting the enforceability of creditors' rights generally and principles of equity), and Bank will be entitled to the benefits of all of the Loan Documents.

6.3           Members of Borrower Consolidated Group.  Each Member of the Borrower Consolidated Group (other than Borrower) is a Wholly-Owned Subsidiary of Borrower, and no Borrower has any Subsidiary which is not a Borrower Party, other than Insignificant Subsidiaries, TPI and FACS.  The Equity Interests of each Member of the Borrower Consolidated Group are owned by Borrower free and clear of all Liens.  The Equity Interests of each Member of the Borrower Consolidated Group have been validly issued, are fully paid and non-assessable.

6.4           Material Contracts.  Set forth on Schedule 6.4 is a complete and accurate list of all of the Material Contracts as of the Closing Date.

6.5           Consents or Approvals.

(A)           Except for consents or approvals already obtained, or consents or approvals, notices or filings which if not obtained or made would not reasonably be expected to give rise to a Material Adverse Change, no consent or approval of any Third Person, and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person is required with respect to the operation of the business of Borrower Party.

(B)           No consent of any Third Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person that is required has not been obtained either (i) for the due execution, delivery, recordation, filing or performance by Borrower Party of this Agreement or any other Loan Document or for the consummation of the borrowing of the Loans as contemplated hereby, or (ii) for the exercise by Bank of its rights or remedies provided for in this Agreement or in any of the other Loan Documents.  All applicable waiting periods, if any, in connection with the transactions contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of Borrower Party to enter into and perform its obligations under this Agreement.

6.6           Violations or Actions Pending.  There are no actions, suits or proceedings pending or, to the best of Borrower Party's knowledge, threatened, which, if determined adversely to Borrower Party, might reasonably be expected to result in a Material Adverse Change.  No Borrower Party is in violation of any agreement the violation of which will or might reasonably be expected to result in a Material Adverse Change, and no Borrower Party is in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which Borrower Party is subject.  The execution and performance of any Loan Document by Borrower Party will not result in any breach of any mortgage, lease, credit or loan agreement or any other instrument that is binding on Borrower Party or its assets.

6.7           Affiliates.  As of the date of this Agreement, no Borrower Party has any Affiliates other than as disclosed on the Most Recent Financial Statements.

6.8           Existing Indebtedness.  There is not existing any default or event of default (after the expiration of any applicable grace or cure period) with respect to any of the Existing Indebtedness, which might reasonably be expected to give rise to a Material Adverse Change.

6.9           Material Contracts.  There is not existing any default or event of default (after the expiration of any applicable grace or cure period) under any Material Contract, which could reasonably be expected to give rise to a Material Adverse Change.

6.10           Tax Returns.  Except as otherwise disclosed in writing to Bank (including any disclosure in the Most Recent Financial Statements), (a) all federal, state, local and other tax returns and reports of Borrower Party required by Laws have been completed in full and have been duly filed; (b) all taxes, assessments and withholdings shown on such returns or billed to Borrower Party have been paid (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with Generally Accepted Accounting Principles have been provided on the books of Borrower Party); (c) Borrower Party maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings; and (d) there are no due and unpaid assessments pending against Borrower Party for any taxes or withholdings, and no Borrower Party knows of any basis therefor (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with Generally Accepted Accounting Principles have been provided on the books of Borrower Party).

6.11           Financial Statements. All Financial Statements heretofore given and hereafter given to Bank are and will be true and complete in all material respects as of their respective dates and prepared in accordance with Generally Accepted Accounting Principles, and fairly represent and will fairly represent the financial conditions of the Persons to which they pertain, and since the date of the Most Recent Financial Statements, there has occurred no event or development that had or could reasonably be expected to result in a Material Adverse Change, except as may be disclosed in writing to Bank.

6.12           Good and Marketable Title. Except as otherwise disclosed in writing to Bank (including any disclosure in the Most Recent Financial Statements), Borrower Party is the owner of its properties and assets, and such properties and assets are subject to no Liens, except for Permitted Liens.

6.13           Solvency.  Borrower Party is Solvent.

6.14           ERISA.  Each Plan is and has been administered in compliance in all material respects with all applicable Laws, including without limitation, the applicable provisions of ERISA and the Internal Revenue Code.  No ERISA Event has occurred and is continuing or, to the knowledge of Borrower Party, is reasonably expected to occur with respect to any Plan, in either case that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change.   No Plan has any Unfunded Pension Liability, and neither Borrower Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change.  Neither Borrower Party nor any ERISA Affiliate is required to contribute to or has, or has at any time had, any liability to a Plan.

6.15           Patents, Copyrights, Etc.  Except as otherwise disclosed in writing to Bank (including any disclosure in the Most Recent Financial Statements), Borrower Party owns or has the right to use all patents, trademarks, trade names, service marks, and copyrights (and all applications therefor and licenses thereof) as reasonably necessary to conduct its business as now conducted by it, and no Borrower Party is aware of any infringement claim by any other Person with respect thereto if such claim might reasonably be expected to result in a Material Adverse Change.

6.16           Accuracy of Documents.  All documents furnished to Bank by or on behalf of Borrower Party as part of or in support of the application for the Loans or the Loan Documents are true, correct, complete and accurately represent the matters to which they pertain in all material respects as of the date made.

6.17           Environmental Matters. Neither the Real Property owned by Borrower Party, nor Borrower Party, is in violation of or subject to any existing, pending or, to the knowledge Borrower Party, threatened investigation or inquiry by any Governmental Authority pursuant to any Environmental Law, or in violation of any remedial obligations under any applicable Environmental Laws, if such violation, investigation or inquiry might reasonably be expected to result in a Material Adverse Change.

6.18           Full Disclosure.  All factual information heretofore or contemporaneously furnished to Bank in writing by or on behalf of Borrower Party for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to Bank in writing by or on behalf of Borrower Party will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is date or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

6.19           Regulated Industries.  No Borrower Party is an "investment company," a company "controlled" by an "investment company," or an "investment advisor," within the meaning of the Investment Company Act of 1940, as amended.

6.20           Insurance.  The assets, properties and business of Borrower Party are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

6.21           Continuing Effectiveness.  All representations and warranties contained herein shall be deemed continuing, continually republished, and in effect at all times while Borrower remains indebted to Bank pursuant to the Loans and shall be deemed to be incorporated by reference at the time of each Advance unless Borrower specifically notifies Bank of any change therein.

ARTICLE VII

7.           COVENANTS

Each Borrower Party hereby covenants and agrees with Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, such Borrower Party at all times will comply or cause to be complied with the following covenants:

7.1           Affirmative Covenants.

(A)           Borrower Party will duly and promptly pay and perform all of such Borrower Party's Obligations to Bank Parties according to the terms of this Agreement, the other Loan Documents and the Wachovia Swap Documents, and will cause each other Borrower Party to perform such other Borrower Party's Obligations to Bank Parties according to the terms of this Agreement, the other Loan Documents and the Wachovia Swap Documents.

(B)           Borrower Party will use the proceeds of the Loans only for the purposes permitted herein, or as Bank may have otherwise approved from time to time; and Borrower Party will furnish Bank such evidence as it may reasonably require with respect to such uses.

(C)           Borrower will furnish or cause to be furnished to Bank:

(1)           Within forty-five (45) days (or up to 50 days if the filing period with respect to the applicable Form 10-Q is extended) after each Quarter-End (a) an unaudited (management-prepared) income statement and statement of cash flows of the Borrower Consolidated Group for the applicable Quarter, and (b) an unaudited (management-prepared) balance sheet of the Borrower Consolidated Group for the applicable Quarter, all in reasonable detail with Bank having full access to all supporting schedules and comments, and certified by Borrower's president, or principal financial officer to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by the Borrower Consolidated Group, except for any inconsistencies explained in such certificate; provided, however, that Borrower Parties providing Bank with a copy of the Form 10-Q filed with the Securities and Exchange Commission within three (3) Business Days of such filing shall satisfy the requirements of this paragraph (1);

(2)           Within one hundred twenty (120) days after each Fiscal Year-End (a) a statement of Equity Owners' Equity of the Borrower Consolidated Group for such Fiscal Year, (b) an income statement of the Borrower Consolidated Group for such Fiscal Year, and (c) a balance sheet of the Borrower Consolidated Group as of the end of such Fiscal Year, all in reasonable detail, including all supporting schedules and comments; such statements and balance sheets to be audited by Ernst & Young or other independent certified public accountant reasonably acceptable to Bank, and certified by such accountants to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by the Borrower Consolidated Group, except for any inconsistencies explained in such certificate; in addition, Borrower will obtain from such independent certified public accountants and deliver to Bank, within one hundred twenty (120) days after the close of each Fiscal Year, their written statement that in making the examination necessary to their certification they have obtained no knowledge of any Financial Covenant Default, or disclosing all Defaults of which they have obtained knowledge; provided, however, that in making their examination such accountants shall not be required to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying financial statements; and Bank shall have the right, from time to time, to discuss each Member of the Borrower Consolidated Group's affairs directly with such Person's accountants, and any such accountants are authorized and directed to give Bank any information Bank may request at any time regarding the financial affairs of such Person and are authorized and directed to furnish Bank with copies of any documents in their possession related thereto; provided, however, that Borrower Parties providing Bank with a copy of the Form 10-K filed with the Securities and Exchange Commission within three (3) Business Days of such filing shall satisfy the requirements of this paragraph (2);

(3)           Promptly upon receipt thereof, copies of any "management letter" submitted to any Member of the Borrower Consolidated Group by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from such Member of the Borrower Consolidated Group in respect thereof;

(4)           Within the time period required for the delivery of quarterly financial statements, a Compliance Certificate for the applicable Quarter, certified to be correct by Borrower's principal financial officer; and

(5)           Promptly after sending or making available or filing of the same (except to the extent not permitted by applicable Laws), copies of all reports, proxy statements and financial statements that Borrower sends or makes available to its Equity Owners and all registration statements and reports that Borrower Consolidated Group files with the Securities and Exchange Commission (or any other similar Governmental Authority), the National Association of Securities Dealers or any national securities exchange.

(D)           Borrower will pay or cause to be paid when due (i) all fees or expenses owing to Bank, including the Fees; and (ii) all other expenses of Bank related to the Loans or the enforcement of any provision of this Agreement, or the preparation of this Agreement, any of the other Loan Documents, or amendments to any of them, including, without limitation, recording fees and taxes (other than income taxes and franchise taxes), tax, title and lien search charges, Attorneys' Fees (including Attorneys' Fees at trial and on any appeal by Borrower Party or Bank), and insurance premiums, subject to the terms of this Agreement.

(E)           Borrower Party will certify to Bank upon request by Bank (but not more frequently than once during any Quarter) that:

(1)           Borrower and each other Borrower Party has complied with and is in material compliance with all terms, covenants and conditions of this Agreement which are binding upon Borrower Party;

(2)           There exists no Default; or, if such is not the case, that one or more specified Defaults have occurred; and

(3)           The representations and warranties contained in this Agreement are true with the same effect as though made on the date of such certificate (or, if such is not the case, that one or more specified representations are not true);

provided, however, that timely delivery of the Compliance Certificate required under paragraph (C)(4) of this Section 7.1 shall satisfy the requirements of this paragraph (E).

(F)           Borrower Party will, when requested so to do, make available for inspection and audit by duly authorized representatives of Bank any of its Records, and will furnish Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor, which requests, inspections and audits shall not occur more frequently than once during any Fiscal Year except after and during the continuance of a Default.  Borrower shall reimburse Bank for all costs associated with such inspection or audit if such inspection or audit reveals a material discrepancy in any financial report, statement or other document provided to Bank pursuant to this Agreement.

(G)           Borrower Party will keep accurate and complete Records, consistent with sound business practices.

(H)           Within ten (10) days of Bank's request therefor, Borrower Party will furnish or cause to be furnished to Bank copies of federal income tax returns filed by Borrower Party.

(I)           Borrower Party will pay when due (or within applicable grace periods) all Indebtedness due Third Parties, unless the failure so to pay such Indebtedness would not give rise to a Material Adverse Change.

(J)           Borrower Party will promptly (and in any event within ten (10) Business Days) notify Bank in writing if any Responsible Officer of Borrower Party obtains knowledge of any of the following:

(1)           the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer specifying the nature of such Default or Event of Default, the period of existence thereof and the action that Borrower Party has taken and proposes to take with respect thereto;

(2)           the institution of any action, suit, investigation or proceeding against or affecting Borrower Party, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), which if adversely determined, and after taking into account any applicable insurance coverage, would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, and any material development in any litigation or other proceeding previously reported pursuant to this paragraph;

(3)           the receipt by Borrower Party from any Governmental Authority of (i) any written notice asserting any failure by Borrower Party to be in compliance with applicable Laws or that threatens the taking of any action against such Person or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to result in a Material Adverse Change, or (ii) any written notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of such Person, where such action would be reasonably likely to result in a Material Adverse Change;

(4)           the occurrence of any ERISA Event which would be reasonably likely to result in a Material Adverse Change, together with (i) a written statement of a Responsible Officer specifying the details of such ERISA Event and the action that Borrower Party has taken and proposes to take with respect thereto, (ii) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC, and (iii) a copy of any notice delivered by the PBGC to Borrower Party or such ERISA Affiliate with respect to such ERISA Event;

(5)           the occurrence of any material default under, or any proposed or overtly threatened termination or cancellation of, any Material Contract, where such material default, termination or cancellation of which would be reasonably likely to result in a Material Adverse Change;

(6)           the occurrence of any of the following: (i) the receipt by Borrower Party of written notice of any alleged violation of or noncompliance with any Environmental Laws; or (ii) the taking of any remedial action by Borrower Party or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any of the Real Property of Borrower Party; but in each case under clauses (i) and (ii) above, only to the extent the same would be reasonably likely to result in a Material Adverse Change; and

(7)           any other matter or event that results in, or would be reasonably likely to result in, a Material Adverse Change, together with a written statement of a Responsible Officer setting forth the nature and period of existence thereof and the actions that Borrower Party has taken and proposes to take with respect thereto.

(K)           Borrower Party will:

(1)           Fund all its Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA;

(2)           Furnish Bank, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and

(3)           Promptly advise Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan.

(L)           Borrower Party will provide Bank with notice of (i) the cancellation or termination of any Material Contract; (ii) any material amendment or other modification of any Material Contract; (iii) any waiver of any material default or material breach of any Material Contract; and (iv) any other action taken in connection with any Material Contract, if such action would give rise to a Material Adverse Change.

(M)           Borrower Party will, upon the request therefor by Bank, promptly deliver to Bank copies of any or all of the Material Contracts.

(N)           Borrower shall cause TPI and FACS to be liquidated and dissolved no later than November 30, 2007.

(O)           Upon the occurrence of an Event of Default, Borrower shall cause each Insignificant Subsidiary to:

(1)           Execute and deliver a joinder agreement and such other documents and instruments as Bank may require evidencing that such Subsidiary shall have become a Borrower Party for all purposes of the Loan Documents; and

(2)           Execute and deliver a Guaranty or an amendment to the Guaranty, and such other documents and instruments as Bank may require evidencing that such Subsidiary shall have become a Guarantor for all purposes of the Loan Documents.

7.2           Negative Covenants.

No Borrower Party will:

(A)           Engage in any business other than the Permitted Lines of Business;

(B)           Except for Permitted Acquisitions, Permitted Transfers of Assets and the dissolution of Insignificant Subsidiaries, enter into any merger, consolidation, liquidation, reorganization or recapitalization, or dissolve, or consummate any Asset Disposition or Acquisition, or sell, transfer, lease or otherwise dispose of all or any part of its assets;

(C)           Create or acquire any Subsidiary in connection with an Acquisition or otherwise, unless

(1)           Such Subsidiary is a Wholly-Owned Subsidiary and a U.S. Subsidiary;

(2)           If such Subsidiary is not an Insignificant Subsidiary, such Subsidiary shall have executed and delivered a joinder agreement and such other documents and instruments as Bank may require evidencing that such Subsidiary shall have become a Borrower Party for all purposes of the Loan Documents; and

(3)           If such Subsidiary is not an Insignificant Subsidiary, such Subsidiary shall have executed and delivered a Guaranty or an amendment to the Guaranty, and such other documents and instruments as Bank may require evidencing that such Subsidiary shall have become a Guarantor for all purposes of the Loan Documents;

(D)           Become liable, directly or indirectly, as guarantor or otherwise for any obligation of any Person other than another Borrower Party;

(E)           Amend or modify any of its Organizational Documents in any material respect in a manner that would materially adversely affect the ability of Borrower Party to perform its obligations hereunder;

(F)           Directly or indirectly apply any part of the proceeds of any Loan to the purchasing or carrying of any "margin stock" within the meaning of, and in violation of, Regulation T, Regulation U or Regulation X, or any regulations, interpretations or rulings thereunder;

(G)           Treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in material compliance with all Environmental Laws;

(H)           Make or permit any material changes in its accounting policies or reporting practices, except as may be required or recommended or pronounced by the Federal Accounting Standards Board by Generally Accepted Accounting Principles;

(I)           Directly or indirectly, grant, make, create, incur, assume or suffer to exist (or enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of), any Lien upon or with respect to any part of its assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than Permitted Liens, and restrictions on assignments set forth in leases or in agreements for the sale or purchase of assets;

(J)           Enter into any agreement, transaction or series of transactions where any Affiliate, Equity Owner, director, or officer of Borrower Party is a party thereto, except (i) agreements reflected in the Most Recent Financial Statements, and agreements which provide only for either Permitted Investments or Permitted Indebtedness, or (ii) other agreements which are upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person other than an Affiliate, Equity Owner, director, or officer of Borrower Party, and that have been approved by the disinterested members of the Governing Body of Borrower Party;

(K)           Make any Investment other than Permitted Investments; nor

(L)           Incur, create, assume, or permit to exist any Indebtedness except Permitted Indebtedness.

7.3           Financial Covenants.

(A)           Borrower Parties shall cause the Borrower Consolidated Group to maintain at all times during the term of this Agreement:

(1)           A Leverage Ratio of not more than 2.5 to 1.0;  and

(2)           A ratio of Funded Debt to Capitalization of not more than 0.6 to 1.0.

(B)           No Borrower Party will declare or pay any Dividends, or make any other payment or distribution on account of its Equity Interests, if such declaration or payment would give rise to a Default.

(C)           Except as otherwise approved by Bank, Borrower Parties (taken as a whole) will not make Capital Expenditures in (i) Fiscal Year 2008, in an aggregate in excess of $35,000,000.00 and (ii) any other subsequent Fiscal Year, in an aggregate amount in excess of $20,000,000.00 (exclusive of any Capital Expenditures incurred in connection with any Permitted Acquisition so long as such Capital Expenditures are included in the pro forma calculations provided to Bank in connection therewith).

7.4           Insurance Covenants.  Borrower Party will maintain, or cause to be maintained, public liability and casualty insurance, all in such form, coverages and amounts as are consistent with industry practices and with such insurers as may be reasonably satisfactory to Bank.  Borrower Party will, upon request, furnish to Bank a Certificate of Insurance, duly executed by the authorized agent, and other such evidence of insurance as Bank may require.  Borrower Party hereby agrees that, in the event it fails to pay or cause to be paid the premium on any such insurance, Bank may do so and be reimbursed by Borrower Party therefor.

7.5           Filing Fees and Taxes.  Borrower covenants and agrees to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to Bank of this Agreement and the other Loan Documents.

7.6           Further Assurances.  Borrower Party covenants and agrees that, at such Borrower Party's cost and expense, upon request of Bank, Borrower Party shall duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and documents and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of Bank or its counsel to carry out more effectively the provisions and purposes of this Agreement.

ARTICLE VIII

8.           DEFAULT

8.1           Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A)           Borrower shall fail to pay any installment of principal, interest, fee or any other amount payable under this Agreement or any other Loan Document within five (5) days after the same becomes due.

(B)           Any Financial Covenant Default which is not cured within ten (10) days, after:

(1)           Notice of such failure from Bank; or

(2)           A Responsible Officer of any Borrower Party knows of any such failure.

(C)           Any Borrower Party shall fail to pay, perform or observe any obligation, condition or covenant to be observed or performed by it hereunder or under this Agreement or any other Loan Document other than the obligations set forth in paragraphs 8.1(A) and 8.1(B) above, and such failure shall continue for thirty (30) days (or such longer period up to ninety (90) days if such failure is not capable of being cured within thirty (30) days, provided that the applicable Borrower Party has commenced and continues to diligently pursue cure of such failure), in either case after:

(1)           Notice of such failure from Bank;

(2)           A Responsible Officer of any Borrower Party knows of any such failure; or

(3)           Bank is notified of such failure or should have been so notified pursuant to the provisions of this Agreement or any other Loan Document.

(D)           There shall occur any default or event of default (after the expiration of any applicable grace or cure period) as defined and provided under any other Loan Document.

(E)           There shall occur any default or event of default (after the expiration of any applicable grace and cure period) under any agreement of any Borrower Party with any Person and relating to the borrowing of money in the principal amount of more than $10,000,000.00 if on account of such default or event of default such Person has the right to accelerate the payment of such Indebtedness or foreclose on any collateral given by a Borrower Party as security for such Indebtedness.

(F)           The validity or enforceability of this Agreement or any other Loan Document shall be contested by any Borrower Party, and/or any Borrower Party shall deny that it has any or further liability or obligation hereunder or thereunder.

(G)           Assignment or attempted assignment by any Borrower Party of this Agreement, any rights hereunder, or any Advance to be made hereunder.

(H)           The transfer of any Borrower Party's interest in, or rights under, this Agreement by operation of law or otherwise, including, without limitation, such transfer by such Borrower Party as debtor in possession under the Bankruptcy Code, or by a trustee for such Borrower Party under the Bankruptcy Code, to any Person, whether or not the obligations of such Borrower Party under this Agreement are assumed by such Person.

(I)           Any Change in Control.

(J)           Any financial statement, representation, warranty or certificate made or furnished by any Borrower Party to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Bank, shall be materially false, incorrect, or incomplete in any material respect when made.

(K)           Any Borrower Party shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.

(L)           Proceedings in Bankruptcy, or for reorganization of any Borrower Party, or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower Party, or shall be commenced against any Borrower Party and shall not be discharged within sixty (60) days of commencement.

(M)           A receiver or trustee shall be appointed for any Borrower Party or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower Party (other than as permitted under this Agreement), and such receiver or trustee shall not be discharged within thirty (30) days of his or her appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or any Borrower Party shall discontinue business or materially change the nature of its business.

(N)           Any Borrower Party shall suffer a final judgment for payment of money in excess of $10,000,000.00 and shall not discharge or bond over the same within a period of ninety (90) days unless (i) pending further proceedings, execution has not been commenced or if commenced has been effectively stayed or bonded or (ii) Borrower Party shall provide evidence reasonably satisfactory to Bank that the payment of such judgment is adequately insured (subject to the payment of any deductible).

(O)           Any Borrower Party shall fail to operate its business in material compliance with all applicable Laws unless such failure would not reasonably be expected to result in a Material Adverse Change.

(P)           There shall occur any default, event of default or termination event under any Wachovia Swap Document for which any Borrower Party or other Borrower Party is a defaulting party or an affected party.

Provided that with respect to each of the foregoing, an Event of Default will be deemed to have occurred upon the occurrence of the applicable event without notice being required if Bank is prevented from giving notice by Bankruptcy or other applicable Law.

8.2           No Advances After Default.  Upon the occurrence and during the continuance of any Default, and notwithstanding any provision contained herein or in any other Loan Document to the contrary, Bank shall have the absolute right to refuse to make, and shall be under no obligation to make, any further Advances.

8.3           Acceleration.  All Obligations shall, at the option of Bank, become immediately due and payable, Without Notice, upon the occurrence of an Event of Default without further action of any kind.

8.4           General Remedies.  Upon the occurrence of any Event of Default, Bank shall have, in addition to the rights and remedies given it by this Agreement and the other Loan Documents, all those allowed by all applicable Laws.

8.5           Right of Set-Off.  Upon the occurrence of and during the continuance of any Event of Default, Bank may, and is hereby authorized by Borrower Party, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice to Borrower Party, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower Party against any or all of the Obligations of Borrower Party now or hereafter existing whether or not such Obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights.  The aforesaid right of set-off may be exercised by Bank against Borrower Party or against any trustee in Bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, or such trustee in Bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant.  Bank agrees to promptly notify Borrower Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

8.6           Additional Remedies.  In addition to any rights and remedies Bank may otherwise have under this Agreement, if (i) any Default shall have occurred and be continuing, Bank may in its discretion by notice to Borrower, declare the obligation of Bank to issue any Letter of Credit to be terminated, whereupon the obligation of Bank to issue any Letter of Credit shall forthwith terminate, and (ii) any Event of Default shall have occurred, Bank may make demand upon Borrower to, and forthwith upon such demand Borrower will pay to Bank in same day funds at Bank's office designated in such demand, for deposit in a special Cash Collateral Account to be maintained at such office of Bank, an amount equal to the maximum amount then available to be drawn under any Letter of Credit.   The Cash Collateral Account shall be in the name of Borrower, but under the sole dominion and control of Bank, and shall be held and disbursed as follows:

(A)           Bank may from time to time invest funds on deposit in the Cash Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, and all such investments and reinvestments shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account.

(B)           If at any time Bank determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than claims arising under this Agreement and/or that the total amount of such funds is less than the maximum amount at such time available to be drawn under the Letters of Credit, Borrower will, forthwith upon demand by Bank, pay to Bank, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (i) such maximum amount at such time available to be drawn under the Letters of Credit over (ii) the total amount of funds, if any, then held in the Cash Collateral Account which Bank determines to be free and clear of any such right and claim.

(C)           Borrower hereby assigns, transfers and sets over, and grants to Bank a Lien on and upon, the Cash Collateral Account, including all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the Obligations.  Borrower agrees that, to the extent notice of sale of any securities shall be required by Law, at least five Business Days' Notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it will so adjourned.

(D)           Bank may, at any time or from time to time, apply funds from time to time held in the Cash Collateral Account to the payment of (i) any Reimbursement Obligation, or (ii) any other Obligation.  Upon the payment in full of the Obligations, Bank shall promptly pay all funds in the Cash Collateral Account to Borrower.

(E)           Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account after and during the continuance of any Default.

8.7           No Limitation on Rights and Remedies.  Any limitation contained herein or in any of the other Loan Documents as to Bank's exercise of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as Bank shall have actual knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for Bank to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as Bank shall obtain such knowledge and after the expiration of such reasonable time, Bank shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy).

8.8           Application of Proceeds.  Except as otherwise expressly required to the contrary by applicable Law or any other Loan Document, the net cash proceeds resulting from the exercise of any of the rights and remedies of Bank under this Agreement, after deducting all charges, expenses, costs and Attorneys' Fees relating thereto, shall be applied by Bank to the pro rata payment of the Obligations; and Borrower shall remain liable to Bank for any deficiency.

8.9           Default Costs.  Borrower hereby agrees to pay to Bank upon demand all Default Costs incurred by Bank, which agreement shall be a continuing agreement and shall survive payment of the Loans and termination of this Agreement.

ARTICLE IX

9.           MISCELLANEOUS

9.1           Construction.  The provisions of this Agreement shall be in addition to those of any other Loan Document and any guaranty, pledge or security agreement, mortgage, deed of trust, security deed, note or other evidence of liability given by any Borrower Party to or for the benefit of any Bank Party, all of which shall be construed as complementary to each other, and all existing liabilities and obligations of any Borrower Party to any Bank Party and any Liens heretofore granted to or for the benefit of any Bank Party shall, except and only to the extent expressly provided herein to the contrary, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this Agreement or any other Loan Document or by the agreements and undertaking of any Borrower Party contained herein and therein.  Nothing herein contained shall prevent any Bank Party from enforcing any or all other notes, guaranties, pledges or security agreements, mortgages, deeds of trust, or security deeds in accordance with their respective terms.  In the event of a conflict between any of the provisions of this Agreement, the Notes, or any other Loan Document, the provisions set forth in this Agreement shall control.

9.2           Indemnity.  Each Borrower Party hereby agrees to indemnify Bank Parties and their respective officers, directors, agents, and attorneys against, and to hold Bank Parties and all such other Persons harmless from all Indemnified Losses resulting from any representation or warranty made by any Borrower Party or on any Borrower Party's behalf pursuant to this Agreement having been false when made, or resulting from any Borrower Party's breach of any of the covenants set forth in this Agreement, which indemnification is in addition to, and not in derogation of, any statutory, equitable, or common law right or remedy Bank Parties may have for breach of representation, warranty, statement or covenant or otherwise may have under any of the Loan Documents.  This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loans and termination of this Agreement.  Notwithstanding anything to the contrary in any Loan Document, in no event shall any Borrower Party be responsible or obligated hereunder for any Indemnified Losses arising from the gross negligence or intentional misconduct of Bank or any of its officers, directors or employees.

9.3           Bank's Consent.  Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent, or the exercise of Bank's judgment or discretion is required or permitted, the granting or denial of such approval or consent and the exercise of such judgment or discretion shall be (a) within the sole discretion of Bank; and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Bank.

9.4           Enforcement and Waiver by Bank.  Bank shall have the right at all times to enforce the provisions of this Agreement, the Notes, and each of other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times.  The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.  All rights and remedies of Bank are cumulative and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

9.5           No Representation, Assumption, or Duty.  Nothing, including any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by any Bank Party.  Any inspection or audit of the Records of Borrower Party, or the procuring of documents and financial and other information, by or on behalf of any Bank Party shall be for Bank Parties' protection only, and shall not constitute any assumption of responsibility by any Bank Party with respect thereto or relieve Borrower Party of any of Borrower Party's obligations.

9.6           Expenses of Bank.  Borrower will, on demand, reimburse Bank for all expenses incurred by Bank in connection with the closing of the Loans and the preparation, negotiation, amendment, modification, interpretation, administration or enforcement of this Agreement and the other Loan Documents and/or in the collection of any amounts owing from any Borrower Party or any other Person to Bank under this Agreement or any other Loan Document and, until so paid, the amount of such expenses shall be added to and become part of the amount of the Obligations.

9.7           Attorneys' Fees.  If at any time or times hereafter Bank employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by any Borrower Party and delivered to Bank with respect to the Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any pending, threatened or anticipated suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by any Borrower Party and delivered to Bank with respect to the Obligations, or to enforce any rights of Bank or obligations of any Borrower Party or any other Person which may be obligated to Bank by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Bank by or for the benefit of any Borrower Party with respect to the Obligations, or to collect from any Borrower Party any amounts owing hereunder, then in any such event, all of the Attorneys' Fees incurred by Bank arising from such services and any  expenses, costs and charges relating thereto shall constitute additional obligations of Borrower payable on demand and, until so paid, shall be added to and become part of the Obligations.

9.8           Exclusiveness.  This Agreement, the Notes and any other Loan Documents made pursuant hereto are made for the sole protection of Borrower Parties, Bank Parties, and Bank Parties' successors and assigns, and no other Person shall have any right of action hereunder.

9.9           Waiver of Punitive Damages.  EACH BORROWER PARTY AGREES THAT WITH RESPECT TO ANY CLAIM OF SUCH PERSON ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, IN NO EVENT SHALL SUCH PERSON HAVE A REMEDY OF, OR SHALL BANK BE LIABLE FOR, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, AND EACH BORROWER PARTY WAIVES ANY RIGHT OR CLAIM TO SUCH DAMAGES SUCH PERSON MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH THE LOANS OR THE LOAN DOCUMENTS, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIAL PROCESS OR OTHERWISE.

9.10           Waiver and Release.  Each Borrower Party (A) waives protest of all commercial paper at any time held by Bank on which such Borrower Party is any way liable; (B) waives notice of acceleration and of intention to accelerate; (C) waives notice and opportunity to be heard (except as otherwise set forth in this Agreement or any other Loan Document), after acceleration, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with such Borrower Party, and except where required hereby or by any applicable Laws which requirement cannot be waived, notice of any other action taken by Bank; and (D) releases Bank Parties and their respective  officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them in connection with the Obligations, the Loan Documents or the Wachovia Swap Documents, except claims arising from the gross negligence or intentional misconduct of such officer or employee.

9.11           Limitation on Waiver of Notice, Etc.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any applicable Law expressly limits any waiver of any right contained herein or in any other Loan Document (including any waiver of any notice or other demand), such waiver shall be ineffective to such extent.

9.12           Additional Costs.  In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Bank of any amounts payable by Borrower under this Agreement (other than taxes imposed on the overall net income of Bank), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) impose any other condition with respect to this Agreement, the Notes or the Loans, or (iv) affect the amount of capital required or expected to be maintained by Bank, and the result of any of the foregoing is to increase the cost to Bank of making, funding or maintaining the Loans or to reduce the amount of any amount receivable by Bank thereon, then Borrower shall pay to Bank from time to time, upon request by Bank, additional amounts sufficient to compensate Bank for such increased cost or reduced amount receivable to the extent Bank is not compensated therefor in the computation of the interest rate applicable to the Loans.  A statement as to the amount of such increased cost or reduced amount receivable, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

9.13           Illegality and Impossibility.  In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of such Governmental Authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for Bank to maintain any Loan under this Agreement, Borrower shall upon receipt of reasonable notice thereof from Bank repay in full the then outstanding principal amount of such Loan, together with all accrued interest thereon to the date of payment and all amounts owing to Bank on the later of, ninety (90) days from such receipt of notice or the last day of the then current interest period applicable to such Loan, if Bank may lawfully continue to maintain such Loan to such day.

9.14           Participations and Assignments by Bank.  Subject to the provisions of Section 9.21 of this Agreement, Borrower Party understands and agrees that Bank may enter into participation or other agreements with Participants whereby Bank will allocate certain percentages of its commitment to them and/or assign all or a portion of its rights and obligations under this Agreement.  Borrower Party acknowledges and agrees that, for the convenience of all parties, this Agreement is being entered into with Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to each such Participant as well as Bank, and Borrower Party hereby agrees that, at Bank's election and upon notice from Bank to Borrower Parties, each such Participant shall have the same rights and/or obligations as if it were an original party to this Agreement.  Borrower authorizes Bank to disclose financial and other information regarding Borrower Party to Participants and potential Participants, subject to the terms of Section 9.21 of this Agreement.  Borrower shall not be obligated to pay any costs or expenses in connection with any participation or assignment of any Loan or any Loan Document, or the rights and remedies thereunder.  Notwithstanding the preceding, terms of this Section 9.14, (A) if the Line of Credit Loan Amount is $100,000,000 or less and no Event of Default exists, Bank shall not enter into any participation, assignment or similar agreement with any Person, without the prior written consent of Borrower Parties (which consent may be given or withheld at Borrower Parties' sole discretion), and (B) if the Line of Credit Loan Amount is more than $100,000,000 and no Event of Default exists, Bank shall not enter into any participation, assignment or similar agreement unless (1) Bank has obtained the prior written consent of Borrower Parties (which consent shall not be unreasonably withheld or delayed), (2) the principal amount of the Loan participated or assigned shall not exceed the sum of the Line of Credit Loan Amount less $100,000,000, and (3) the percentage of Loans retained by Wachovia Bank, National Association (after giving effect to such participation or assignment) shall not be less than 51%.  Any assignment permitted pursuant to this Section 9.14 shall be for a uniform, and not a varying, percentage of all rights and obligations under this Agreement and the other Loan Documents and shall be in increments of not less than $10,000,000.  Prior to the occurrence of an Event of Default, as a condition to any assignment by Bank to any Person of any of Bank's rights and interest in the Loans or under this Agreement or the other Loan Documents (such Person, together with Bank (to the extent Bank continues to be party hereto) being referred to herein as a "Lender"), each Lender shall appoint Bank (or another Person acceptable to Borrower Parties) as administrative agent to administer the Loan on behalf of each Lender (the "Administrative Agent") and all notices, advance requests and payments which are to be given, delivered or made by any Borrower Party to Bank shall be delivered to the Administrative Agent on behalf of the Lenders and one Lender shall be designated to issue Letters of Credit under this Agreement.

9.15           Binding Effect, Assignment.  This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto.  No Borrower Party has any right to assign any of its rights or obligations hereunder without the prior written consent of Bank.

9.16           Entire Agreement, Amendments.  This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement among the parties, and may be amended only by a writing signed by Borrower Parties and Bank (or if applicable, Administrative Agent on behalf of the lenders a party to this Agreement).

9.17           Severability.  If any provision of this Agreement, the Notes, or any of the other Loan Documents shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

9.18           Headings.  The section and paragraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections and paragraphs.

9.19           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

9.20           Seal.  This Agreement is intended to take effect as an instrument under seal.

Confidentiality.

(A)           Bank (for itself and each other Bank Party) agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (1) to each Bank Party's directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and will be instructed to keep such Confidential Information confidential), (2) to the extent requested or required by any regulatory authority, (3) to the extent required by applicable Laws or by any subpoena or similar legal process, (4) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (5) subject to any agreement containing provisions substantially the same as those of this Section, to (i) any assignee or participant in, or any prospective assignee or participant in, any of their respective rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (6) with the consent of Borrower or (7) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Bank Party on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section “Confidential Information” means all information received from any Member of the Borrower Consolidated Group relating to any Member of the Borrower Consolidated Group or its business, other than any such information that is available to any Bank Party on a nonconfidential basis prior to disclosure by such; provided that, in the case of information received from any Member of the Borrower Consolidated Group after the Closing, such information is clearly identified at the time of delivery as confidential.

(B)           Bank (for itself and on behalf of the other Bank Parties) acknowledges that Confidential Information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower Consolidated Group or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including federal and state securities laws.

(C)           All Confidential Information, including requests for waivers and amendments, furnished by any Member of the Borrower Consolidated Group or Bank pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about any Member of the Borrower Consolidated Group or its securities.  Accordingly, Bank (for itself and on behalf of the other Bank Parties) represents to each Member of the Borrower Consolidated Group that it has identified in its credit documentation a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

9.22           Release.  Bank agrees to take or cause to be taken, such action as may be reasonably requested by Borrower to the extent necessary to allow the consummation of any transaction to which any Borrower Party is a party and which transaction is permitted by any Loan Document or has been consented to by Bank, including the execution and delivery of a release of any Borrower Party as a person responsible for the Obligations if such is appropriate under the circumstances.

ARTICLE X

10.           SUBMISSION TO JURISDICTION, GOVERNING LAW AND NOTICES

10.1           Notices.  Any notices or consents required or permitted by this Agreement or any other Loan Document shall be in writing and shall be deemed delivered (i) if delivered in person, when delivered; (ii) if sent by certified mail, postage prepaid, return receipt requested, at the address set forth below (unless such address is changed by written notice hereunder), on the date three (3) Business Days after deposit in the mails; or (iii) if sent via nationally-recognized overnight courier service (such as Federal Express), on the date one (1) Business Day after deposit with such courier service:

(A)           If to Borrower or any Other Borrower Party:

Forward Air Corporation
430 Airport Road
Greeneville, Tennessee  37745
Attention:  Mr. Rodney L. Bell

with a copy to:

Matthew Jewell, Esq.
Forward Air, Inc.
2750 Southpoint Drive
Forest Park, Georgia  30297

Leeann K. Kelly-Judd, Esq.
DLA Piper US LLP
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland  21209-3600

(B)           If to Bank:

Wachovia Bank, National Association
Commercial Lending Division
TN1008
230 Fourth Avenue North
Eighth Floor
Nashville, Tennessee  37219
Attention:  Bradford Vieira

with a copy to:

Ray D. Gibbons, Esq.
Burr & Forman LLP
420 North 20th Street
Suite 3400
Birmingham, Alabama  35203

10.2           Governing Law.  This Agreement is entered into and performable in the State of North Carolina, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of North Carolina shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto, except to the extent that applicable Law requires to the contrary.

10.3           WAIVER OF JURY TRIAL, ETC.  EACH BORROWER PARTY AND BANK HEREBY:

(A)           IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH; AND

(B)           AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

FORWARD AIR CORPORATION,
a Tennessee corporation

By: /s/ Bruce A. Campbell
      Bruce A. Campbell
Its: President, CEO & Chairman

FORWARD AIR SYSTEMS
TECHNOLOGY, INC.,
a Tennessee corporation

By: /s/ Bruce A. Campbell
      Bruce A. Campbell
Its: President, CEO & Chairman

FORWARD AIR INTERNATIONAL
AIRLINES, INC.,
a Tennessee corporation

By: /s/ Bruce A. Campbell
      Bruce A. Campbell
Its: President, CEO & Chairman

FORWARD AIR, INC.,
a Tennessee corporation

By: /s/ Bruce A. Campbell
      Bruce A. Campbell
Its: President, CEO & Chairman

FAF, INC.,
a Tennessee corporation

By: /s/ Bruce A. Campbell
      Bruce A. Campbell
Its: President, CEO & Chairman

FORWARD AIR SOLUTIONS, INC.,
a Tennessee corporation

By: /s/ Bruce A. Campbell
      Bruce A. Campbell
Its: President, CEO & Chairman

WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association

By: /s/ Bradford Vieira
      Bradford Vieira
Its: Vice President____

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

FOR THE PERIOD ENDED _______________

To:           Wachovia Bank, National Association
Commercial Lending Division
TN1008
230 Fourth Avenue North, Eighth Floor
Nashville, Tennessee  37219

Pursuant to that certain Credit Agreement, dated as of October 10, 2007 (as amended from time to time, the "Credit Agreement", capitalized terms used herein as therein defined), among Forward Air Corporation, a Tennessee corporation (the "Borrower"), Forward Air Systems Technology, Inc., a Tennessee corporation ("FAST"), Forward Air International Airlines, Inc., a Tennessee corporation ("FAIA"), Forward Air, Inc., a Tennessee corporation ("FAI"), FAF, Inc., a Tennessee corporation ("FAF"), Forward Air Solutions, Inc., a Tennessee corporation ("FASI") (Borrower, FAST, FAIA, FAI, FAF and FASI hereinafter referred to collectively as the "Borrower Parties", and each singularly as a "Borrower Party"), and Wachovia Bank, National Association, a national banking association (the "Bank"), the undersigned submits this Compliance Certificate and certifies that the covenants and financial tests described in the Credit Agreement are as follows:

I.	Financial Statements and Reports	Compliance (Please Indicate)

A.	Quarterly management-prepared consolidated financial statements (or 10Q) of Borrower Consolidated Groupwithin 45 days after each Quarter-End	Yes	No

B.	Annual CPA audited, consolidated Fiscal Year-End financial statements (or 10K) of Borrower Consolidated Group within 120 days after each Fiscal Year-End	Yes	No

II.	Funded Debt to Capitalization (maximum of 0.6 to 1.0)

Numerator:
Funded Debt $

Denominator:
Funded Debt $
Plus: Tangible Net Worth $
TOTAL: $

$	divided by	$	=	Yes	No
Numerator	Denominator	Ratio

III.	Leverage Ratio (maximum of 2.5 to 1.0)

As of the period ending

$		/$		=
	Funded Debt		EBITDA		Ratio

A.           The undersigned represents and warrants to Bank that the undersigned has individually reviewed the provisions of the Credit Agreement and that a review of the activities of Borrower Parties during the period covered by this Compliance Certificate has been made by or under the supervision of the undersigned with a view to determining whether Borrower Parties have kept, observed, performed and fulfilled all of their obligations under the Credit Agreement.

B.           Borrower Parties have observed and performed each and every undertaking contained in the Credit Agreement, and no Default or Event of Default exists as of the date hereof except as described below:

C.           That all information set forth in this Compliance Certificate is true, complete, and accurate in all material respects.

Executed this ______ day of __________________, 20___.

FORWARD AIR CORPORATION,
for itself and as Agent for the other Borrower Parties

By:
Its:

EXHIBIT B
EXISTING LETTERS OF CREDIT

LC Number	Amount	Applicant on LC	Beneficiary	Maturity

S993290	$260,000.00	Forward Air Corporation	Great West Casualty Company	9/27/2008

S003173	$2,450,000.00	Forward Air Corporation	Great West Casualty Company	5/16/2008

S033110	$100,000.00	Forward Air Corp.	BT Property LLC	4/18/2008

S043139	$2,660,000.00	Forward Air, Inc.	The Travelers Indemnity Co	4/6/2008

EXHIBIT C
FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

_____________, 20__

Wachovia Bank, National Association
Commercial Lending Division
TN1008
230 Fourth Avenue North, Eighth Floor
Nashville, Tennessee  37219

Ladies and Gentlemen:

The undersigned refers to that certain Credit Agreement, dated as of October 10, 2007 (as amended from time to time, the "Credit Agreement", capitalized terms used herein as therein defined), among Forward Air Corporation, a Tennessee corporation (the "Borrower"), Forward Air Systems Technology, Inc., a Tennessee corporation ("FAST"), Forward Air International Airlines, Inc., a Tennessee corporation ("FAIA"), Forward Air, Inc., a Tennessee corporation ("FAI"), FAF, Inc., a Tennessee corporation ("FAF"), Forward Air Solutions, Inc., a Tennessee corporation ("FASI") (Borrower, FAST, FAIA, FAI, FAF and FASI hereinafter referred to collectively as the "Borrower Parties", and each singularly as a "Borrower Party"), and Wachovia Bank, National Association, a national banking association (the "Bank"), and hereby gives you notice, irrevocably, pursuant to the Credit Agreement, that the undersigned requests a Line of Credit Loan Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Line of Credit Loan Advance (the "Proposed Advance") as required by the Credit Agreement:

1.           The Business Day of the Proposed Advance is _________ __, 20__.1

1 Not less than (i) 3 Business Days prior to the date such Proposed Advance is sought if the Proposed Advance is to bear interest at the Adjusted LIBOR Rate, and (ii) 1 Business Day prior to the date such Proposed Advance is sought if the Proposed Advance is to bear interest at the Adjusted LIBOR Market Index Rate.

2.           Check one, and circle options as applicable:

____	The amount of the Proposed Advance is $__________, which shall bear interest at the Adjusted LIBOR Market Index Rate.
____	The amount of the Proposed Advance is $__________[2], which shall bear interest at the Adjusted LIBOR Rate for a LIBOR Rate Interest Period of [one month / two months / three months].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Advance:

1.           The representations and warranties contained in each Loan Document are correct in all material respects as of the date hereof and after giving effect to the Proposed Advance and to the application of the proceeds therefrom, as though made on the date hereof; and

2.           No event has occurred and is continuing, or would result from such Proposed Advance or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

FORWARD AIR CORPORATION

By:
Its:

2 In an amount of not less than $200,000.00 or any larger amount which is an even multiple of $100,000.00.

EXHIBIT D
FORM OF NOTICE OF CONTINUATION/CONVERSION

NOTICE OF CONVERSION/CONTINUATION

_____________, 20__

Wachovia Bank, National Association
Commercial Lending Division
TN1008
230 Fourth Avenue North, Eighth Floor
Nashville, Tennessee  37219

Ladies and Gentlemen:

The undersigned refers to that certain Credit Agreement, dated as of October 10, 2007 (as amended from time to time, the "Credit Agreement", capitalized terms used herein as therein defined), among Forward Air Corporation, a Tennessee corporation (the "Borrower"), Forward Air Systems Technology, Inc., a Tennessee corporation ("FAST"), Forward Air International Airlines, Inc., a Tennessee corporation ("FAIA"), Forward Air, Inc., a Tennessee corporation ("FAI"), FAF, Inc., a Tennessee corporation ("FAF"), Forward Air Solutions, Inc., a Tennessee corporation ("FASI") (Borrower, FAST, FAIA, FAI, FAF and FASI hereinafter referred to collectively as the "Borrower Parties", and each singularly as a "Borrower Party"), and Wachovia Bank, National Association, a national banking association (the "Bank"), and hereby gives you notice, irrevocably, pursuant to the Credit Agreement, that the undersigned requests the conversion of amounts bearing interest at the Adjusted LIBOR Market Index Rate to LIBOR Rate Borrowings, or the continuation of existing LIBOR Rate Borrowings, and in that connection sets forth below the information relating to such conversion or continuation (the "Conversion/Continuation") as required by the Credit Agreement:

1.         The Business Day of the Conversion/Continuation  is _________ __, 20__.3

3 Not less than 3 Business Days prior to the date such Conversion/Continuation is sought.

2.         Check one, and circle options as applicable:

____
The aggregate amount of the Conversion/Continuation is $__________[4], which is a conversion of one or more borrowings currently bearing interest at the Adjusted LIBOR Market Index Rate, and which as so converted shall bear interest at the Adjusted LIBOR Rate for a LIBOR Rate Interest Period of [one month / two months / three months].

____
The aggregate amount of the Conversion/Continuation is $__________[5], which is a continuation of an existing LIBOR Rate Borrowing with a LIBOR Rate Interest Period expiring on the Business Day next preceding the Business Day set forth in Item 1 above, and which shall continue to bear interest at the Adjusted LIBOR Rate for a LIBOR Rate Interest Period of [one month / two months / three months].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Conversion/Continuation:

1.         The representations and warranties contained in each Loan Document are correct in all material respects as of the date hereof and after giving effect to the Conversion/Continuation, as though made on the date hereof; and

2.         No event has occurred and is continuing, or would result from such Conversion/Continuation, that constitutes a Default.

Very truly yours,

FORWARD AIR CORPORATION

By:
Its:

4 In an amount of not less than $200,000.00 or any larger amount which is an even multiple of $100,000.00.
5 In an amount of not less than $200,000.00 or any larger amount which is an even multiple of $100,000.00.

SCHEDULE 6.4
MATERIAL CONTRACTS

None